UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Ambac Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMBAC FINANCIAL GROUP, INC.

NOTICE OF

2007 ANNUAL MEETING

OF STOCKHOLDERS AND PROXY STATEMENT

Meeting Date:

Tuesday, May 8, 2007

at 11:30 A.M. (local time)

Meeting Place:

Ambac Financial Group, Inc.

One State Street Plaza

New York, New York 10004

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

March 30, 2007

Dear Stockholders:

We will hold the 2007 Annual Meeting of Stockholders on Tuesday, May 8, 2007 at 11:30 a.m. (Eastern Standard Time) at our executive offices at One State Street Plaza in New York City. At the Annual Meeting, we will ask you to:

•	Elect eight directors;

•	Ratify the selection of KPMG LLP, an independent registered public accounting firm, as Ambac’s independent auditors for 2007; and

•	Consider any other business that is properly presented at the Annual Meeting.

You may vote at the Annual Meeting if you were an Ambac stockholder at the close of business on March 9, 2007.

Along with the attached Proxy Statement, we are also sending you the Ambac 2006 Annual Report, which includes our 2006 Annual Report on Form 10-K and financial statements.

Anne Gill Kelly

Managing Director, Corporate Secretary

and Assistant General Counsel

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

March 30, 2007

Dear Stockholders:

It is our pleasure to invite you to Ambac’s 2007 Annual Meeting of Stockholders.

We will hold the meeting on Tuesday, May 8, 2007, at 11:30 a.m. at our executive offices in New York City. At the stockholders meeting, I will cover the business items, review the major developments of 2006 and answer your questions.

This booklet includes the Notice of the 2007 Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting.

Your vote is important. Most stockholders have a choice of voting on the Internet, by telephone, or by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Robert J. Genader
Chairman, President and Chief Executive Officer

PROXY STATEMENT FOR THE AMBAC FINANCIAL GROUP, INC.

2007 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because Ambac’s Board of Directors is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders.

This Proxy Statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card or vote by telephone or over the Internet.

What Proposals will be Voted on at the Annual Meeting?

There are two proposals scheduled to be voted on at the Annual Meeting:

•	The election of eight directors; and

•	The ratification of the selection of KPMG LLP, an independent registered public accounting firm, as Ambac’s independent auditors for 2007.

What is Ambac’s Board’s voting recommendation?

Ambac’s Board recommends that you vote your shares “FOR” each of the nominees of the Board, and “FOR” the ratification of the selection of KPMG LLP, an independent registered public accounting firm, as Ambac’s independent auditors for 2007.

Who Is Entitled to Vote?

March 9, 2007 is the record date for the Annual Meeting. If you owned Ambac common stock at the close of business on March 9, 2007, you are entitled to vote. On that date, there were 101,794,142 shares of Ambac common stock outstanding and entitled to vote at the Annual Meeting. Ambac common stock is our only class of voting stock. We will begin mailing this Proxy Statement on March 30, 2007 to all stockholders entitled to vote.

How Many Votes Do I Have?

You have one vote for each share of Ambac common stock that you owned at the close of business on March 9, 2007. The proxy card indicates the number.

What is the Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner?

Most stockholders of Ambac hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with Ambac’s transfer agent, Citibank, you are considered, with respect to those shares, the stockholder of record and these proxy materials are being sent to you directly by Ambac. As the stockholder of record, you have the right to grant your voting proxy directly to Ambac or to vote in person at the Annual Meeting. Ambac has enclosed a proxy card for you to use. You may also vote on the Internet or by telephone as described below under the heading “May I Vote by Telephone or Via the Internet?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may only vote these shares in person at the Annual Meeting if you follow the instructions described below under the heading “How Do I Vote In Person at the Annual Meeting?”. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. You may also vote on the Internet or by telephone as described below under the heading “May I Vote by Telephone or Via the Internet?”.

How Do I Vote by Proxy?

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board:

•	“FOR” Proposal 1 (Elect Eight Directors); and

•	“FOR” Proposal 2 (Ratify Selection of KPMG LLP, an independent registered public accounting firm, as Independent Auditors for 2007).

If any other matter is presented, your proxy will vote in accordance with his or her best judgment. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

May I Vote by Telephone or Via the Internet?

Yes. Instead of submitting your vote by mail on the enclosed proxy card, you may be able to vote via the Internet or by telephone. Please note that there are separate Internet and telephone arrangements depending on whether you are a stockholder of record (that is, if you hold your stock in your own name), or whether you are a beneficial owner and hold your shares in “street name” (that is, if your stock is held in the name of your broker or bank).

If you are a stockholder of record, you may vote by telephone, or electronically through the Internet, by following the instructions provided on your proxy card.

If you are a beneficial owner and held your shares in “street name”, you should refer to the instructions provided by your bank or broker to determine whether you will be able to vote by telephone or electronically.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you vote by telephone or via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone or over the Internet will not affect your right to attend the Annual Meeting and vote.

May I Revoke My Proxy?

Yes. If you change your mind after you send in your proxy card, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

•	Send in another signed proxy with a later date;

•	Send a letter revoking your proxy to Ambac’s Corporate Secretary at the address indicated on page 61 under “Information about Stockholder Proposals”; or

•	Attend the Annual Meeting and vote in person.

How Do I Vote in Person at the Annual Meeting?

You may vote shares held directly in your name as the stockholder of record in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting, Ambac recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Shares beneficially owned and held in “street name” may be voted in person by you only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and a signed proxy from the stockholder of record giving you the right to vote the shares. The account statement or letter must show that you were beneficial owner of the shares on March 9, 2007.

How Do Employees in the Ambac Stock Fund Vote?

If you are an employee who participates in our Savings Incentive Plan (“SIP”), you are receiving this material because of shares held for you in the Ambac Stock Fund in the SIP. The SIP Trustee will send you a voting instruction card instead of a proxy card. This voting instruction card will indicate the number of shares of Ambac common stock credited to your account in the Ambac Stock Fund as of March 9, 2007.

•	If you complete, sign and return the voting instruction card on time, the SIP trustee will vote the shares as you have directed.

•	If you do not complete, sign and return the voting instruction card on time, the SIP trustee will not vote the shares credited to your account.

What Votes Need to be Present to Hold the Annual Meeting?

We need a majority of the shares of Ambac common stock outstanding on March 9, 2007 to be present, in person or by proxy, to hold the Annual Meeting.

What Vote Is Required to Approve Each Proposal?

Proposal 1: Elect Eight Directors	The eight nominees for director who receive the most votes will be elected. If you do not vote for a nominee, or you indicate “withhold authority to vote” for any nominee on your proxy card, your vote will not count either for or against the nominee.

Proposal 2: Ratify Selection of Independent Auditors	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to ratify the selection of KPMG LLP, an independent registered public accounting firm, as independent auditors for 2007. If you “abstain” from voting, it has the same effect as if you voted “against” this proposal.

How are Votes Counted?

In the election of directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For other proposals, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN”. If you “ABSTAIN”, it has the same effect as a vote “AGAINST”. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

What Is the Effect of Broker Non-Votes?

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange, if your broker holds your shares in its “street” name, the broker may vote your shares on Proposal 1 (Elect Eight Directors) and Proposal 2 (Ratify Selection of Independent Auditors) even if it does not receive instructions from you.

Is Voting Confidential?

We maintain a policy of keeping all the proxies and ballots confidential. The Inspectors of Election will forward to management any written comments that you make on the proxy card.

If More than One Member of My Household Owns Shares, Will We Receive Separate Annual Meeting Materials?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we are sending only one Annual Report and Proxy Statement to stockholders who have the same address and last name unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This “householding” practice reduces our printing and postage costs. Stockholders may request a separate copy of the Annual Report and Proxy Statement as follows:

•

Stockholders of record wishing to discontinue or begin householding, or any stockholder of record residing at a household address wanting to request delivery of a copy of the Annual Report and Proxy Statement, should contact our transfer agent, Citibank, N.A., at 212-816-6672 or may write to Citibank Stockholder Services at P.O. Box 43077, Providence, Rhode Island 02940-3077.

•	Stockholders whose shares are held in “street name” can request information about householding from their banks, brokers or other holders of record.

What Are the Costs of Soliciting these Proxies and Who Will Pay Them?

Ambac will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Georgeson Shareholder is assisting us with the solicitation of proxies for a fee of $8,500 plus out-of-pocket expenses.

Where Can I Find the Voting Results?

We will publish the voting results in our Form 10-Q for the second quarter of 2007, which we will file with the SEC in August 2007. You can find the Form 10-Q on Ambac’s website at www.ambac.com.

Do Directors Attend the Annual Meeting?

Ambac encourages directors to attend Ambac’s Annual Meeting of Stockholders. Last year, all of our directors attended the Annual Meeting.

Can a Stockholder Communicate Directly with our Board? If so, How?

Stockholders and other interested parties may communicate with Ambac’s Presiding Director, Michael Callen, by sending him an e-mail at leaddirector@ambac.com or by writing Mr. Callen c/o Ambac Financial Group, Inc., Attn: Corporate Secretary, One State Street Plaza, New York, New York 10004. You also may communicate with other members of our Board by writing to Ambac’s Corporate Secretary at Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004 or by sending an e-mail to Ambac’s Corporate Secretary at akelly@ambac.com. Ambac’s Corporate Secretary will then forward your questions or comments directly to the Board.

Communications are distributed to the Presiding Director, the Board, or to any individual director or directors as appropriate, depending on facts and circumstances outlined in the communication. In that regard, the Presiding Director and Ambac’s Board of Directors have requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•	spam;

•	junk mail and mass mailings;

•	product inquiries;

•	new product suggestions;

•	resumes and other forms of job inquiries;

•	surveys; and

•	business solicitations or advertisements.

In addition, material that is indirectly hostile, threatening, illegal or similarly unsuitable will not be forwarded. Any communication that is relevant to Ambac’s business and is not forwarded will be retained for one year and will be made available to the Presiding Director and any other independent director on request. The independent directors grant the Corporate Secretary discretion to decide what correspondence shall be shared with Ambac management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department.

Whom Should I Call If I Have Any Questions?

If you have any questions about the Annual Meeting or voting, please contact Anne Gill Kelly, our Corporate Secretary, at (212) 208-3355 or at akelly@ambac.com.

If you have any questions about your ownership of Ambac common stock, please contact Peter R. Poillon, Managing Director, Investor Relations, at (212) 208-3333 or at ppoillon@ambac.com.

INFORMATION ABOUT AMBAC COMMON STOCK OWNERSHIP

Which Stockholders own at least 5% of Ambac?

The following table shows all persons we know to be direct or indirect owners of at least 5% of Ambac common stock as of December 31, 2006. Our information is based on reports filed with the SEC by each of the firms listed in the table below. You may obtain these reports from the SEC.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially	Percent of Class (%)

Goldman, Sachs Asset Management, L.P.	8,238,671	7.8
32 Old Slip New York, New York 10005

J.P. Morgan Chase & Co.	5,778,739	5.4
270 Park Avenue New York, New York 10017

How Much Stock is Owned By Directors and Executive Officers?

The following table shows the Ambac common stock owned directly or indirectly by Ambac’s directors, director nominees and executive officers as of February 1, 2007. No director, director nominee or executive officer beneficially owns 1% or more of the shares of Ambac common stock. All directors, director nominees and executive officers as a group beneficially own 1.56% of the shares of Ambac common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)(2)(3)(4)(5)	Percent of Class	Unvested RSUs(6)	PSUs(7)	Total Holdings (including RSUs and PSUs)
Non-Employee Directors and Director Nominees
Michael A. Callen	29,064	—	3,844	13,165	46,073
Jill M. Considine	20,538	—	3,828	5,646	30,012
Philip N. Duff	—	—	—	—	—
W. Grant Gregory	29,529	—	3,844	10,479	43,852
Phillip B. Lassiter	227,587	—	3,833	—	231,420
Thomas C. Theobald	11,537	—	3,828	1,558	16,923
Laura S. Unger	7,699	—	3,823	1,058	12,580
Henry D.G. Wallace	1,748	—	3,833	1,239	6,820

Executive Officers
Robert J. Genader	770,896	—	73,751	0	844,647
Sean T. Leonard	—	—	13,597	0	13,597
Douglas C. Renfield-Miller	80,620	—	19,613	0	100,233
John W. Uhlein III	129,033	—	18,154	0	147,187
William T. McKinnon	40,339	—	23,943	0	64,282

All executive officers and directors as a group (18 persons)	1,649,986	1.56%			1,933,165

(1)	To our knowledge, except for Mr. Genader, who shares voting and investment power with his spouse, each of the directors and named executive officers has sole voting and investment power over his or her shares held in his or her name.

(2)	The number of shares shown for Mr. Lassiter includes 12,000 shares owned by his spouse in her IRA. Mr. Lassiter disclaims beneficial ownership of these shares.

The number of shares shown for Mr. Uhlein includes 90 shares owned by his spouse in her IRA.

The number of shares shown for Mr. Theobald includes 2,000 shares for which Mr. Theobald acts as trustee for each of two children. There are 1,000 shares in a separate trust for each child. Mr. Theobald disclaims beneficial ownership of these 2,000 shares.

(3)	The number of shares shown for each director and named executive officer includes shares that may be acquired upon exercise of stock options that were exercisable as of February 1, 2007 or that will become exercisable within 60 days after February 1, 2007. These shares are shown in the following table:

Non-Employee Directors and Director Nominees	Number Of Shares	Executive Officers	Number Of Shares
Mr. Callen	15,000	Mr. Genader	305,000
Ms. Considine	15,626	Mr. Leonard	—
Mr. Duff	—	Mr. Renfield-Miller	48,000
Mr. Lassiter	—	Mr. Uhlein	53,000
Mr. Gregory	15,000	Mr. McKinnon	24,750
Mr. Theobald	—
Ms. Unger	5,938
Mr. Wallace	—

(4)	The number of shares shown for each executive officer also includes the number of shares of Ambac common stock owned indirectly as of February 1, 2007 by the executive officer in our Savings Incentive Plan (“SIP”). Our information on these shares is based on reports from the SIP Trustee.

(5)	The number of shares shown for Messrs. Genader, Leonard, Renfield-Miller, Uhlein, and McKinnon includes vested restricted stock units (“RSUs”) awarded under our equity plans. These RSUs are shown in the following table:

Executive Officers	Number of Vested RSUs
Mr. Genader	462,952
Mr. Leonard	—
Mr. Renfield-Miller	32,231
Mr. Uhlein	74,423
Mr. McKinnon	8,878

Directors and Director Nominees	Number of Vested RSUs
Mr. Callen	5,695
Ms. Considine	4,023
Mr. Duff	—
Mr. Gregory	4,813
Mr. Lassiter	—
Mr. Theobald	660
Ms. Unger	882
Mr. Wallace	—

(6)	This column shows the following grants of RSUs under the 1997 Non-Employee Directors Equity Plan: 3,000 RSUs to each of Messrs. Callen and Gregory at the 2002 Annual Meeting and accrued dividends, 3,000 RSUs to Ms. Unger at the 2003 Annual Meeting and accrued dividends, 3,028 RSUs to Messrs. Lassiter and Wallace at the 2004 Annual Meeting and accrued dividends, 3,043 RSUs to Ms. Considine and Mr. Theobald at the 2005 Annual Meeting and accrued dividends. These RSUs generally will vest on the date of the Annual Meeting held in the fifth calendar year following the date of grant. At that time, each of these directors will receive one share of Ambac common stock in settlement of each RSU. For more information on these RSUs, see below at page 15 under “How We Compensate Directors.”

In addition, this column includes the 739 RSUs and accrued dividends that were granted to each of Messrs. Callen, Gregory, Lassiter, Theobald and Wallace, Ms. Considine and Ms. Unger at the 2006 Annual Meeting under the 1997 Non-Employee Directors Equity Plan. These RSUs generally will vest on the date of the Annual Meeting held in the first calendar year following the date of grant. At that time, each of these directors will receive one share of Ambac common stock in settlement of each RSU. For more information on these RSUs, see below at page 15 under “How We Compensate Directors.”

This column also shows RSUs for Messrs. Genader and Renfield-Miller that were awarded as part of each named executive officer’s 2003 bonus, 2004 bonus, 2005 bonus and 2006 bonus pursuant to the Ambac Deferred Compensation SubPlan of the 1997 Equity Plan (the “SubPlan”) and accrued dividends and their long-term compensation awards granted in 2004, 2005, 2006, and 2007 and accrued dividends. For Mr. McKinnon, it includes RSUs awarded as part of his 2003 bonus, 2004 bonus and 2005 bonus and accrued dividends and his long-term compensation awards granted in 2004, 2005, 2006, and 2007 and accrued dividends. It also includes RSUs for Mr. Uhlein that were awarded as part of his 2003 and 2005 bonus pursuant to the SubPlan and accrued dividends and his long-term compensation awards granted in 2004, 2005, 2006, and 2007 and accrued dividends. See page 33 for more detailed descriptions of these awards made pursuant to the SubPlan. This column also includes RSUs that were awarded to Mr. Leonard upon his election as Chief Financial Officer in July 2005, his RSUs that were awarded as part of his 2006 bonus pursuant to the SubPlan and accrued dividends, and his long-term compensation awards granted in 2006 and 2007 and accrued dividends.

(7)	Under Ambac’s Deferred Compensation Plan for Outside Directors, directors may defer their cash compensation. If a director has elected to defer cash compensation into Phantom Stock Units (“PSUs”), these PSUs are shown in this column. For more information on the Deferred Compensation Plan, see page 16.

Did Ambac Insiders Comply with Section 16(a) Beneficial Ownership Reporting in 2006?

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders—our directors, executive officers, and greater-than-10% stockholders—file reports with the SEC and the New York Stock Exchange on their initial beneficial ownership of Ambac common stock and any subsequent changes. Our insiders must also provide us with copies of the reports.

We reviewed copies of all reports furnished to us and obtained written representations from our insiders that no other reports were required. Based on this, we believe that all of our insiders complied with their filing requirements for 2006, except that, due to administrative error, the settlement of a restricted stock unit award made to Mr. Shoback on November 27, 2006 was not timely reported. The filing was made one day later than required under SEC reporting rules.

INFORMATION ABOUT DIRECTORS

The Board of Directors

The Board oversees the business of Ambac and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed by discussing matters with the Chief Executive Officer, other key executives and our principal external advisors (legal counsel, outside auditors, investment bankers and other consultants) by reading the reports and other materials that they request or that we send them regularly and by participating in Board and committee meetings.

The Board usually meets five times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met five times during 2006. All directors attended at least 81% of the Board meetings and meetings of the committees of which they were members.

Each of our directors also serves as a director of our principal operating subsidiary, Ambac Assurance Corporation, a leading triple-A rated financial guarantee insurance company.

Director Independence

Ambac’s Corporate Governance Guidelines express the Board’s belief that a substantial majority of Ambac’s directors should qualify as “independent” directors under the guidelines of the New York Stock Exchange (“NYSE”). In accordance with NYSE rules, the Board affirmatively determines the independence of each Director and nominee for election as a Director in accordance with its Policy Regarding Determination of Independence (“Director Independence Policy”), which includes all elements of independence as set forth in the NYSE listing standards. The Director Independence Policy is attached to this proxy statement as Appendix A and is also appended to Ambac’s Corporate Governance Guidelines available at www.ambac.com. Under the Director Independence Policy, a director is not independent if he or she has a direct or indirect material relationship with Ambac. The Governance Committee annually reviews the relationships that each director has with Ambac. In conducting this review, the Governance Committee considers all relevant facts and circumstances, including the director’s commercial, banking, consulting, legal, accounting, charitable and familial relationships and such other criteria as the Governance Committee may determine from time to time.

Following such annual review, the Governance Committee reports its conclusions to the full Board, and only those directors whom the Board affirmatively determines to have no material relationship with Ambac and otherwise satisfy the Director Independence Policy are considered independent directors.

Based on the review and recommendation of the Governance Committee, the Board has determined that the following directors are independent within the meaning of Ambac’s Director Independence Policy: Michael A. Callen, Jill M. Considine, Thomas C. Theobald, Laura S. Unger and Henry D.G. Wallace. The Board also determined that each of Robert J. Genader, Phillip B. Lassiter, and W. Grant Gregory has a material relationship with Ambac based on the following: in the case of Mr. Genader, he serves as our President and Chief Executive Officer; in the case of Mr. Lassiter, he served as Ambac’s Chief Executive Officer until January 27, 2004; and, in the case of Mr. Gregory, he is now the President of Operations for an affiliate of a company, with which Ambac has a significant commercial relationship. Messrs. Genader, Lassiter and Gregory are deemed by the Board not to be independent under Ambac’s Director Independence Policy. The Board has further determined that, if elected, Mr. Duff would be independent within the meaning of Ambac’s Director Independence Policy.

The Committees of the Board

The Board has three standing committees: the Audit and Risk Assessment Committee, the Compensation Committee and the Governance Committee. None of the directors who serve as members of these committees is, or has ever been, an employee of Ambac or our subsidiaries. All of the directors, who serve as members of these committees, are independent in accordance with the rules of the NYSE and Ambac’s Director Independence Policy.

The Audit and Risk Assessment Committee

The Audit and Risk Assessment Committee (i) selects the independent auditors, (ii) approves the scope of the annual audit by the independent auditors and our internal auditors, (iii) reviews audit findings and accounting policies, (iv) pre-approves all audit, audit-related and other services, if any, to be provided by the independent auditors, (v) assesses the adequacy of internal controls and risk management, (vi) reviews and approves Ambac’s financial disclosures and (vii) oversees compliance with Ambac’s Code of Business Conduct.

Additionally, the Audit and Risk Assessment Committee reviews and monitors the adequacy of Ambac’s portfolio risk management, which includes reviewing (i) its adversely classified credits, (ii) the sufficiency of its loss reserves and (iii) its economic risk capital. The Audit and Risk Assessment Committee also reviews compliance with risk management and underwriting policies related to Ambac’s insured book of business, derivatives business and investment portfolios. The Audit and Risk Assessment Committee also meets privately, outside the presence of Ambac management, with both the independent auditors and the internal auditors. The Audit and Risk Assessment Committee’s Report for 2006 is printed below at pages 22 and 23.

Four out of five of our members of the Audit and Risk Assessment Committee qualify as “audit committee financial experts” as such term is defined in the applicable SEC regulations. For a list of “audit committee financial experts”, please see the “Audit and Risk Assessment Committee Report on page 22.

The Board has adopted a written charter for the Audit and Risk Assessment Committee. A copy of the Charter is available at our website: http://www.ambac.com. A copy of the Audit and Risk Assessment Committee Charter is also available to stockholders free of charge on request to Anne Gill Kelly, our Corporate Secretary, at 212-208-3355 or akelly@ambac.com.

The Audit and Risk Assessment Committee met eight times during 2006.

Messrs. Callen, Theobald and Wallace, Ms. Considine and Ms. Unger currently serve as members of the Audit and Risk Assessment Committee. Mr. Wallace serves as Chair of the Audit and Risk Assessment Committee.

The Governance Committee

The Governance Committee is responsible for monitoring Ambac’s corporate governance policies and procedures and identifying, evaluating and recommending qualified candidates to the Board for election as directors. Through its monitoring of Ambac’s corporate governance policies and procedures, it is responsible for making recommendations concerning the size, committee structure, composition of the Board and committees, fees for the Board and criteria for retention of directors.

The Governance Committee will consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described on page 61 under “Information About Stockholder Proposals.”

The Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. This assessment includes, in addition to the qualities of intellect, integrity and judgment, diversity, a strong understanding of finance and senior management experience.

The Governance Committee evaluates all nominees for director based on these criteria, including nominees recommended by stockholders. Under the Governance Committee’s charter, the Governance Committee has the sole authority to retain and terminate any search firm used to identify director candidates and to approve the fees and other retention terms for such firm.

At the direction of the Chair of the Governance Committee, each director was asked to identify potential board candidates with finance experience. Mr. Gregory provided the name of Philip N. Duff to the Governance Committee to consider for inclusion in a list of potential directors. After the Governance Committee reviewed the list of potential director candidates submitted by all of the directors, the Governance Committee determined that Mr. Duff best fit its criteria. The Governance Committee Chair then asked several members to meet with Mr. Duff as a director candidate. All Committee members who met with Mr. Duff recommended him as a potential director to the Committee. The Committee, in turn, unanimously recommended to the full Board that Mr. Duff be nominated for election. The Board followed the Committee’s recommendation.

The Board has adopted a written charter for the Governance Committee. A copy of the Governance Committee charter is available at our website: http://www.ambac.com. A copy of the Governance Committee charter is also available to stockholders free of charge on request to Anne Gill Kelly, our Corporate Secretary, at 212-208-3355 or at akelly@ambac.com.

The Governance Committee met six times during 2006.

Messrs. Callen, Theobald and Wallace and Ms. Considine and Ms. Unger currently serve as members of the Governance Committee. Ms. Considine serves as Chair of the Governance Committee.

The Compensation Committee	The Compensation Committee oversees Ambac’s compensation and employee benefit plans and practices. As outlined in its Charter, the Compensation Committee (i) evaluates the performance of the Named Executive Officers (the “NEOs”), including the Chief Executive Officer and determines and approves the compensation of each of them; (ii) determines and approves the compensation of all other executive officers; (iii) reviews and evaluates succession planning for the Chairman, CEO and other key management positions; (iv) administers the Ambac 1997 Equity Plan and has the sole authority for awards made under the plan; (v) administers the Ambac 1997 Executive Incentive Plan (the “EIP”), the Ambac Deferred Compensation Plan for Outside Directors and the Ambac 1997 Senior Officer Deferred Compensation SubPlan of the 1997 Equity Plan (the “SubPlan”); and (vi) evaluates existing and proposed employee benefit plans and approves all substantive plan changes.

The Compensation Committee also provides oversight in the development, implementation and effectiveness of Ambac’s Human Resources function, including but not limited to those policies and strategies regarding retention, career development and progression, diversity and other employment practices. The Compensation Committee is also responsible for periodically reviewing Ambac’s plans regarding succession of senior management.

The Committee has engaged Johnson Associates, an outside human resources consulting firm, to provide peer company compensation data and conduct an annual review of its total compensation program for its executive officers. Management also provides information and proposals for the committee’s consideration. While the CEO and the SVP, HR attend Committee meetings regularly by invitation, the Committee is the final decision maker for the NEOs’ and other executive officers’ compensation. The Committee also considers certain matters in executive session. The Committee’s Chairman reports to the Board on actions taken at each meeting. The Committee has authority to retain, approve fees for and terminate independent advisors to assist in fulfillment of its responsibilities.

The Board has adopted a written charter for the Compensation Committee. A copy of the charter is available at our website: http://www.ambac.com. A copy of the Compensation Committee charter is also available to stockholders free of charge on request to Anne Gill Kelly, our Corporate Secretary, at 212-208-3355 or at akelly@ambac.com.

The Compensation Committee met three times during 2006.

Messrs. Callen, Theobald and Wallace, Ms. Considine and Ms. Unger currently serve as members of the Compensation Committee. Mr. Callen serves as Chair of the Compensation Committee.

How We Compensate Directors

Annual Cash Fee	We compensate directors who are not employees of Ambac or our subsidiaries with an annual cash fee of $80,000 per year.

Non-Executive Chairman Fee	Phillip B. Lassiter served as Chairman of the Board and Chief Executive Officer of Ambac from our initial public offering in 1991 until his retirement on January 27, 2004. Mr. Lassiter continued to serve Ambac as Non-Executive Chairman of the Board from January 27, 2004 until July 24, 2006 when he resigned as Ambac’s Non-Executive Chairman. For his service as Non-executive Chairman from January 1, 2006 to July 24, 2006, Mr. Lassiter was paid $141,984, a pro rated portion of his $250,000 annual Non-Executive Chairman fee.

Annual Award of Restricted Stock Units	On the date of the Annual Meeting, we grant each non-employee director an annual award of restricted stock units (“RSUs”) equal to (A) $60,000 divided by (B) the closing price of a share of Common Stock as reported on the New York Stock Exchange. The RSUs will accumulate dividend equivalents during the restricted period. The RSUs generally will vest on the first anniversary of the date of the grant and will be settled by the delivery of one share of Ambac common stock for each RSU.

Award of Restricted Stock Units Every Five Years

Ambac also grants each non-employee director RSUs equal to (A) $210,000 divided by (B) the closing price of a share of Common Stock as reported on the NYSE on the date of the Annual Meeting at which the director is first elected to the Board.

•        These RSUs will accumulate dividend equivalents during the restricted period. These RSUs generally will vest on the date of the Annual Meeting held in the fifth year following the date of grant and will be settled by the delivery of one share of Ambac common stock for each RSU. However, if a director (i) is required to retire due to Ambac’s mandatory retirement policy, (ii) retires at 62 after five or more years of service on Ambac’s Board of Directors or (iii) ceases to be a member as a result of death or permanent disability or a Change in Control of Ambac, unvested RSUs will vest and be settled as soon as practicable after the director’s termination on the Board.

•        If the non-employee director remains on the Board after the first award of RSUs vests, Ambac will grant the director a second award of RSUs, valued at $210,000 subject to similar vesting conditions and restrictions on transfer.

Presiding Director Fee	We also pay an annual fee of $25,000 to Ambac’s Presiding Director. For more information regarding the Presiding Director please see page 19 below.

Fee for Chairing a Committee	We pay an annual fee of $10,000 to each non-employee director who chairs either the Governance Committee or the Compensation Committee. If a non-employee director chairs the Audit and Risk Assessment Committee, he or she earns an annual fee of $20,000.

No Committee or Meeting Fees	We do not pay our non-employee directors additional fees for participating on committees of the Board or attending meetings of the Board or of the committees on which they serve.

Expenses and Benefits	Ambac reimburses all directors for travel and other related expenses incurred in attending stockholder, Board and committee meetings. We provide non-employee directors with life and health insurance benefits, if they so elect. We also allow them to participate in our Matching Gift Program, under which Ambac will match gifts by non-employee directors to qualified organizations up to $20,000 per year.

The Deferred Compensation Plan

Under the Ambac Deferred Compensation Plan for Outside Directors, non-employee directors may elect to defer all or part of their director compensation that is paid in cash.

•         At the director’s election, we credit deferrals to a bookkeeping account that we maintain on the director’s behalf either as a cash credit (which we credit with interest quarterly at a 90-day commercial paper composite rate published by the Federal Reserve Bank), or as phantom stock units (“PSUs”) based on the market value of Ambac’s common stock (which we credit with quarterly dividend equivalents in additional PSUs) or as performance units measured by the performance of those mutual funds the director selects out of a limited group of funds.

•         We do not fund the Ambac Deferred Compensation Plan for Outside Directors. We settle accounts only in cash.

Service on the Ambac Assurance Board	Ambac Assurance does not pay its non-employee directors an annual fee or any other fee for serving on its Board of Directors.

Directors who are Ambac Employees	We do not compensate our employees or employees of our subsidiaries for service as a director. We do, however, reimburse them for travel and other related expenses.

Director Compensation Table	Name(a)	Fees Earned or Paid in Cash ($)(b)(1)	Stock Awards ($)(c)(2)	Option Awards ($)(d)(3)	All Other Compensation ($)(g)(4)	Total ($)(h)
	Michael A. Callen	98,009	180,501	0	0	278,510
	Jill M. Considine	90,000	310,500	0	14,200	414,700
	W. Grant Gregory	103,658	180,501	0	15,000	299,159
	Phillip B. Lassiter	221,984	268,500	0	15,000	505,484
	Thomas C. Theobald	80,000	102,000	0	15,000	197,000
	Laura S. Unger	80,000	95,952	0	15,030	190,982
	Henry D.G. Wallace	93,333	102,000	0	0	195,333

(1)    This amount includes any fees deferred by our directors into Phantom Stock Units (“PSUs”) pursuant to Ambac’s Director Deferred Compensation Plan.

In addition to the annual retainer of $80,000 paid to each of our directors:

•       Michael Callen earned an additional $6,667, prorated, for his role as Chairman of the Audit and Risk Assessment Committee (term ended on May 2, 2006); an additional $6,667, prorated, for his role as Chairman of the Compensation Committee (term commenced on May 2, 2006) and an additional $4,675, prorated, for his role as Presiding Director (term commenced on October 23, 2006).

•       Phillip Lassiter received an additional prorated annual fee of $141,984 for his services as Non-Executive Chairman for the period from January 1, 2006 through July 24, 2006.

•       Jill Considine earned an additional $10,000 for her role as Chairman of the Governance Committee.

•       W. Grant Gregory earned an additional $3,333, prorated, for his role as Chairman of the Compensation Committee (term ended on May 2, 2006) and an additional $20,325, prorated, for his role as Presiding Director (term ended on October 23, 2006).

•       Henry D. G. Wallace earned an additional $13,333, prorated, for his role as Chairman of the Audit and Risk Assessment Committee (term commenced on May 2, 2006).

(2)    Represents the compensation costs for financial reporting purposes for the year under FAS 123R. See Note 13 to the Audited Financial Statements contained in Ambac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for the assumptions made in determining FAS 123R values. There can be no assurance that the FAS 123R amounts will be realized. Column (c) of the Director Compensation Table includes a portion of each director’s five year restricted stock award. The five year grants reflected in the Table for Messrs: Lassiter, Wallace and Theobald and Ms. Considine have a grant date fair value of $210,000. (See above on page 15 for a more detailed description of these awards.) The five year grants reflected in the Table for Messrs. Callen and Gregory and Ms. Unger have a grant date fair value of $195,885, $195,885 and $179,760, respectively. In addition, the amounts for Messrs. Callen, Gregory and Lassiter and Ms. Considine include accelerated costs due to unvested amounts being recognized in 2006 because they are eligible for immediate vesting at retirement.

The grant date fair value of the 2006 award made to each non-employee director was $60,000. In 2006, this was the only award made to each director.

At December 31, 2006, the aggregate number of restricted stock units (“RSUs”) outstanding was: Mr. Callen—9,539 RSUs; Ms. Considine—7,851 RSUs; Mr. Gregory—8,657 RSUs; Mr. Lassiter—3,833 RSUs; Mr. Theobald—4,488 RSUs; Ms. Unger—4,705 RSUs and Mr. Wallace—3,833 RSUs.

Of the RSUs reported above, the following RSUs were vested but deferred: Mr. Callen—5,695 RSUs; Ms. Considine—4,023 RSUs; Mr. Gregory—4,813 RSUs; Mr. Lassiter—0 RSUs; Mr. Theobald—660 RSUs; Ms. Unger—882 RSUs and Mr. Wallace—0 RSUs.

(3)    No stock options have been granted since May 2003, as the stock option program for directors was discontinued in 2004. All expenses related to the stock options were previously reported. Aggregate total numbers of stock option awards outstanding are shown below. All outstanding stock options have vested.

At December 31, 2006, the aggregate number of stock option awards outstanding was: Mr. Callen—15,000 options; Ms. Considine—15,626 options; Mr. Gregory—15,000 options and Ms. Unger—5,938 options.

(4)    The amounts shown represent matching corporate contributions made by Ambac on behalf of the directors to charitable organizations under the Ambac Matching Gifts Program.

Director Stock Ownership Guidelines	In May 2004, Ambac’s Governance Committee established stock ownership requirements for its directors. Ambac now requires each director to own, within five years of first being elected, shares of Ambac Common Stock having a value equal to at least five times the director’s annual cash retainer. Messrs. Callen, Gregory, Lassiter, Wallace and Theobald and Ms. Considine have all met their stock ownership requirements. Ms. Unger, who has not yet been a member of the Board for five years, has made significant progress toward her ownership target of $400,000, currently owning a value of $383,222.

CORPORATE GOVERNANCE

In General	Our Board of Directors has maintained corporate governance policies for many years. We have reviewed internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the NYSE’s listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. We have adopted charters for our Compensation Committee, Audit and Risk Assessment Committee and Governance Committee consistent with the applicable rules and standards. In December 2006, the Governance Committee made certain revisions to the Corporate Governance Guidelines. A copy of the revised Corporate Governance Guidelines is available at our website: http://www.ambac.com. A copy of the Corporate Governance Guidelines is also available to stockholders free of charge on request to Anne Gill Kelly, our Corporate Secretary, at 212-208-3355 or at akelly@ambac.com.

Presiding Independent Director

On an annual basis, the non-employee Directors will select a non-employee member of the Board to serve as the Presiding Director. The Presiding Director shall be independent as defined under the listing standards of the New York Stock Exchange. In October 2006, the non-employee directors appointed Michael Callen to serve as the Presiding Director. Mr. Callen replaced W. Grant Gregory who was appointed in May 2006, due to Mr. Gregory’s new employment as the President of Operations for an affiliate of a company with which Ambac has a significant commercial relationship. As a result of his new employment relationship, Mr. Gregory was determined to no longer be independent.

The Presiding Director has the following duties:

•         Chair all meetings of the Board at which the Chairman is not present;

•         Meet with the CEO for a preliminary review of financial results and to establish and approve agenda items for the next regular meeting;

•         Coordinate and develop the executive session agenda and chair all executive sessions of non-employee and independent Directors;

•         Consult with the CEO regarding information to be provided to the Directors, providing feedback on its quality, quantity and timeliness;

•         Act as the principal liaison between the independent Directors and the CEO on sensitive issues and provide comments, suggestions, feedback and other information to the CEO after executive sessions;

•         Confer with the CEO on issues of heightened importance that may involve action by the Board;

•         Communicate to the CEO, the results of the Compensation Committee’s annual performance evaluation of the CEO;

•         Retain, at the Board’s direction, outside advisors and consultants who directly report to the Board of Directors;

•         Work with the Governance Committee and the CEO to identify the Board’s compositional needs and criteria for Director candidates;

•         Be available, as appropriate, for direct communication with major stockholders;

•         In the event of the incapacity of the CEO, direct the Secretary of the Company to take all necessary and appropriate action to call a special meeting of the Board; and

•         Perform such other duties as may reasonably be requested by the Board in furtherance of the Board’s duties and responsibilities.

Non-Employee Director Meetings

Pursuant to Ambac’s Corporate Governance Guidelines, non-employee directors will meet regularly following the Board meetings to discuss, without the presence of management, those items presented at the previous Board and Committee meetings. In addition, if any non-employee directors are not independent, then the independent directors shall schedule an independent director session at least once per year. The Presiding Director leads the non-employee board sessions and independent director sessions. The non-employee directors held five meetings in 2006, one of which consisted solely of the independent non-employee directors.

Ambac’s non-employee directors also hold executive sessions without management during Committee meetings to address various matters, including the report of the independent auditor, the review of the CEO and the Chairman succession plans, the criteria upon which the performance of the CEO and other senior managers is assessed, the performance of the CEO against such criteria, the compensation of the CEO, and other relevant matters. These Committee executive sessions are led by the Chair of the Committee for which the executive session is held.

Other Corporate Governance Highlights	• Our practice has always been to have a substantial majority (75%) of non-employee independent directors.

• Since becoming a public company in 1991, only non-employee independent directors have comprised our Audit and Risk Assessment, Compensation and Governance Committees.

• All of the members of the Audit and Risk Assessment Committee meet the NYSE standards for financial literacy.

•        Four out of five of our members of the Audit and Risk Assessment Committee qualify as “audit committee financial experts” as such term is defined in the applicable SEC regulations. For a list of “audit committee financial experts”, please see page 22 under “Audit and Risk Assessment Committee Report.”

•        Our Corporate Governance Guidelines provide that no director may serve on the board of more than five public companies, including Ambac. The CEO of Ambac may not serve on the board of more than three public companies, including Ambac.

•        Our Audit and Risk Assessment Committee hires, determines the compensation of, and decides the scope of services performed by, our independent auditors. It also has the authority to retain outside advisors.

• No member of the Audit and Risk Assessment Committee may serve on more than three public companies’ audit committees, including the Audit and Risk Assessment Committee of Ambac.

•        Our Compensation Committee has the authority to retain independent consultants, and, in fiscal 2006, engaged Johnson Associates, Inc. to assist it. It also evaluates the performance of the Chief Executive Officer and discusses the evaluation with all non-employee directors in executive session.

• Our Board policy opposes, and the Ambac 1997 Equity Plan prohibits, the re-pricing of our outstanding stock options. Further, the Board does not, and has not permitted, backdating of stock options.

•        Our Board has adopted a Code of Conduct applicable to all directors, officers and employees that sets forth basic principles to guide their day-to-day activities. The Code of Conduct addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets (including computer and telecommunications resources), media contact and public discussion, compliance with laws and regulations (including insider trading laws) and reporting illegal or unethical behavior. A copy of the Code of Conduct is available at our website: http://www.ambac.com. A copy of the Code of Conduct is also available to stockholders free of charge on request to Anne Gill Kelly, our Corporate Secretary, at 212-208-3355 or at akelly@ambac.com.

• Ambac’s Non-Employee Directors Equity Plan awards only restricted stock unit awards to directors.

THE AUDIT AND RISK ASSESSMENT COMMITTEE REPORT

The Audit and Risk Assessment Committee of Ambac is responsible for providing independent, objective oversight of Ambac’s accounting functions and internal controls and risk management. The Audit and Risk Assessment Committee selects the independent auditors. The Audit and Risk Assessment Committee is currently composed of five independent directors, each of whom is independent as defined under the rules of the NYSE. In accordance with Section 407 of the Sarbanes-Oxley Act of 2002, Ambac has identified the following four members of the Audit and Risk Assessment Committee as “audit committee financial experts”: Messrs. Callen, Theobald and Wallace and Ms. Considine.

The Audit and Risk Assessment Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available at Ambac’s website: http://www.ambac.com. The Audit and Risk Assessment Committee regularly reviews its charter to ensure that it is meeting all relevant Audit and Risk Assessment Committee policy requirements of the SEC, the Public Company Accounting Oversight Board and the NYSE.

Management is responsible for the preparation, presentation and integrity of Ambac’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of Ambac’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operation and cash flows of Ambac in conformity with generally accepted accounting principles and auditing management’s assessment of and the effective operation of internal control over financial reporting. The Audit and Risk Assessment Committee’s responsibility is to monitor and oversee these processes. However, none of the members of the Audit and Risk Assessment Committee is professionally engaged in the practice of accounting or auditing nor are all of our members experts in those fields. The Audit and Risk Assessment Committee relies without independent verification on the information provided to it and on the representations made by management and the independent auditors.

We held eight meetings during 2006. The meetings were designed, among other things, to facilitate and encourage communication among the Audit and Risk Assessment Committee, management, the internal auditors and Ambac’s independent auditors, KPMG LLP, an independent registered public accounting firm. We discussed with Ambac’s internal auditors and KPMG LLP the overall scope and plans for their respective audits. We met with the internal auditors and KPMG LLP, with and without management present, to discuss the results of their examinations and their evaluations of Ambac’s internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2006 with management, the internal auditors and KPMG LLP. We also discussed with management and KPMG LLP the process used to support certifications by Ambac’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany Ambac’s periodic filings with the SEC.

We also discussed with KPMG LLP matters required to be discussed with audit committees under auditing standards, including, among other things, matters related to the conduct of the audit of Ambac’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

KPMG LLP also provided to us the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with them their independence from Ambac. When determining KPMG LLP’s independence, we considered whether their provision of services to Ambac beyond those rendered in connection with their audit of Ambac’s consolidated financial statements and reviews of Ambac’s consolidated financial statements included in its Quarterly Reports on Form 10-Q was compatible with maintaining their independence. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, KPMG LLP. The Committee concluded that KPMG LLP, an independent registered public accounting firm, is independent from Ambac and its management.

Based upon the review and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that Ambac’s audited financial statements be included in Ambac’s Annual Report on SEC Form 10-K for the year ended December 31, 2006. We also selected KPMG LLP, an independent registered public accounting firm, as Ambac’s independent auditors for 2007.

The Audit and Risk Assessment Committee

Henry D.G. Wallace, Chairman Michael Callen Jill M. Considine Thomas C. Theobald Laura S. Unger
March 21, 2007

INFORMATION ABOUT THE EXECUTIVE OFFICERS

The Executive Officers

These are the biographies of Ambac’s current executive officers, except for Mr. Genader, Ambac’s Chairman, President and Chief Executive Officer, whose biography is included below at page 56 under “Proposal 1: Elect Eight Directors.”

Douglas C. Renfield- Miller Age 53

Executive Vice President

In July 2006, Mr. Renfield-Miller was named Executive Vice President of Ambac and Ambac Assurance. From January 2004 to July 2006, Mr. Renfield-Miller served Ambac and Ambac Assurance as a Senior Managing Director. He also has served as the Chairman of Ambac Assurance UK Limited since April 2005. Mr. Renfield-Miller is responsible for Ambac’s international offices encompassing London, Milan, Sydney and Tokyo. Prior to moving to London Mr. Renfield-Miller worked in New York overseeing Ambac’s Structured Credit, Commercial ABS, Derivatives and Investment Agreement businesses as well as Ambac’s operations in the Asia/Pacific Region and the Emerging Markets. Mr. Renfield-Miller joined Ambac and Ambac Assurance in April, 2000 as a Managing Director. Before joining Ambac, Mr. Renfield-Miller was a Managing Director with UBS’ Principal Finance and Credit Arbitrage group. Mr. Renfield-Miller joined UBS in 1987 and had also served in various other management positions in New York and Zurich during his 13-year career, including Head of Structured Finance in the Americas and Global Advisor for Structured Finance.

John W. Uhlein III Age 50

Executive Vice President

Since December 2003, Mr. Uhlein has served as an Executive Vice President of Ambac and Ambac Assurance. He is responsible for the commercial and consumer Asset-Backed Securities, Leasing and Asset Finance, Conduits, Structured Energy, Structured Insurance, Student Loans, Utilities and Emerging Markets groups. From 1996 through April 2005, Mr. Uhlein ran Ambac’s European operations based in London and served as Chairman of Ambac Assurance UK Limited, Ambac’s international triple-A rated financial guarantee subsidiary. He was also responsible for Ambac’s Consumer Asset-Backed, Global Utilities, Conduit and Structured Insurance Groups. From January 1996 to December 2003, Mr. Uhlein was a Managing Director. Mr. Uhlein joined Ambac in September 1993 as a First Vice President and spearheaded Ambac’s expansion into the international markets in 1994. Prior to joining Ambac, Mr. Uhlein was a Managing Director at Financial Security Assurance in its international department.

Gregg L. Bienstock Age 42

Senior Vice President, Chief Administrative Officer and Employment Counsel

Since January 2005, Mr. Bienstock has served as Senior Vice President, Chief Administrative Officer and Employment Counsel of Ambac and Ambac Assurance. From January 1999 to January 2005, Mr. Bienstock

served as Managing Director, Human Resources and Employment Counsel of Ambac and Ambac Assurance. Mr. Bienstock has executive responsibility for Human Resources, Corporate Governance, Global Marketing, Administration and Technology. Mr. Bienstock served as First Vice President, Director of Human Resources and Employment Counsel of Ambac and Ambac Assurance from February 1997 to January 1999. Mr. Bienstock joined Ambac from the Bristol Myers-Squibb Corporation, where he served as a Director of Human Resources from February 1996 to February 1997. From September 1993 to February 1996, Mr. Bienstock was an associate with the New York law firm of Proskauer Rose LLP. Prior to joining Proskauer, from April 1992 to September 1993, Mr. Bienstock was an Assistant General Counsel for the Mayor’s Office of Labor Relations for the City of New York.

Kevin J. Doyle Age 50

Senior Vice President and General Counsel

In January 2005, Mr. Doyle was named Senior Vice President and General Counsel of Ambac and Ambac Assurance. Since January 2000, Mr. Doyle has served as General Counsel of Ambac and Ambac Assurance and Ambac’s Chief Legal Officer. Mr. Doyle also has executive responsibility for internal audit. In January 2000, Mr. Doyle was named Managing Director and General Counsel of Ambac and Ambac Assurance. From January 1996 to January 2000, Mr. Doyle served as the Managing Director and General Counsel of the Specialized Finance Division of Ambac Assurance. Mr. Doyle served as First Vice President and General Counsel of the Specialized Finance Division of Ambac Assurance from July 1995 to January 1996. Mr. Doyle joined Ambac Assurance as a Vice President and Assistant General Counsel from the New York law firm LeBoeuf, Lamb, Greene & MacRae in 1991.

Thomas J. Gandolfo Age 46

Senior Managing Director

Since June 2005, Mr. Gandolfo has served as a Senior Managing Director of Ambac and Ambac Assurance. He is currently the head of Global Structured Credit, Derivative Products, Fixed Income Investment Management and Risk Transfer groups. Prior to assuming his current responsibilities, Mr. Gandolfo served as Senior Vice President and Chief Financial Officer. As CFO, he oversaw Financial Control, Investment Management and Investor Relations. Mr. Gandolfo joined Ambac in 1994 as Controller of Ambac’s Investment Agreement business. He was promoted to Corporate Controller in July 1998 and CFO in January 2003. Prior to joining Ambac, Mr. Gandolfo spent eight years at PricewaterhouseCoopers LLP and was a Senior Manager in their Financial Services Industry Specialty Unit.

Sean T. Leonard Age 42

Senior Vice President and Chief Financial Officer

In June 2005, Mr. Leonard joined Ambac and Ambac Assurance as Senior Vice President and Chief Financial Officer. In addition to his position as Ambac’s Chief Financial Officer, Mr. Leonard also has executive responsibility for managing Ambac’s Investor and Rating Agency Relations. Mr. Leonard came to Ambac from PricewaterhouseCoopers LLP, where he was a partner in their Structured Finance Group and Financial Services Group from July 2000 to June 2005. Before July 2000

Mr. Leonard, served as a Senior Manager for PricewaterhouseCoopers LLP. From July 1998 to June 2000, Mr. Leonard also served as a practice fellow at the Financial Accounting Standards Board. In addition, since June 2005, Mr. Leonard has served as Chair of the Finance Committee of the Association of Financial Guarantors.

Kathleen A. McDonough Age 52

Senior Managing Director

Since January 2004, Ms. McDonough has served as a Senior Managing Director of Ambac and Ambac Assurance. She is responsible for the Public Finance Division’s West Region and General Municipal Underwriting businesses and North American Project Finance. She served as a Managing Director in the Public Finance Division from January 1996 to January 2004. Prior to January 1996, she served as the General Counsel of the Public Finance Department. She joined Ambac in July 1991 as Vice President and Assistant General Counsel from Orrick, Herrington & Sutcliffe where she was an associate specializing in municipal finance and securities law.

William T. McKinnon Age 57

Senior Managing Director and Chief Risk Officer

In January 2004, Mr. McKinnon was named a Senior Managing Director of Ambac and Ambac Assurance. Since February 2000, Mr. McKinnon has served as Ambac’s Chief Risk Officer and is responsible for maintaining the soundness of the book of business through the establishment of policies and procedures and underwriting guidelines for the various business segments. From February 2000 to January 2004, Mr. McKinnon was Managing Director and the Chief Risk Officer. From October 1998 to February 2000, Mr. McKinnon was a Managing Director and Head of Credit Risk Management for the Specialized Finance Division. From January 1992 to October 1998, Mr. McKinnon was a First Vice President in the asset-backed securities department. Mr. McKinnon joined Ambac as a First Vice President in January 1989 where he was responsible for remediation, management of the classified credit process and had oversight for financial institution risk. Prior to joining Ambac, Mr. McKinnon worked at Citibank in various corporate banking capacities for 10 years.

Robert G. Shoback Age 47

Senior Managing Director

Since January 2004, Mr. Shoback has served as a Senior Managing Director of Ambac and Ambac Assurance. He is responsible for the Public Finance Division’s East Region, Structured Real Estate Group and Healthcare Group. He served as a Managing Director in the Public Finance Division from November 1998 to January 2004. He joined Ambac in November 1998 from Lehman Brothers where he served as a Senior Vice President in its municipal bond department. Prior to Lehman Brothers, Mr. Shoback had worked in the Public Finance Division at Donaldson, Lufkin & Jenrette from 1986 to 1994.

David W. Wallis Age 47

Senior Managing Director

Since July 2005, Mr. Wallis has served as a Senior Managing Director and Head of Portfolio and Market Risk Management of Ambac and Ambac Assurance. He is responsible for the group’s monitoring of individual credit exposures and portfolio trends as well as remediation efforts of stressed credits. From July 1999 to June 2005, Mr. Wallis served Ambac as a Managing Director. Mr. Wallis joined Ambac in the London office in 1996 as a First Vice President where he helped develop and lead our European Structured Finance and Securitization business. In 2003, he transferred to Ambac’s New York headquarters where he was a member of the Credit Risk Management team. Prior to joining Ambac in 1996, he was an investment banker at NatWest in the Debt Structuring Group.

Employment Agreement with William T. McKinnon

In General	On July 19, 2004, Ambac entered an employment agreement with Mr. McKinnon which expired on July 30, 2006. On January 30, 2007, Ambac entered into a new employment agreement with Mr. McKinnon which will expire on January 30, 2009 (the “Term”) with the following terms:

Ambac’s employment agreement with Mr. McKinnon (the “McKinnon Agreement”) provides that he will serve as Senior Managing Director and Chief Risk Officer.

Base Salary	Mr. McKinnon’s base salary shall not be less than $400,000.

Special Equity Grant	The Compensation Committee granted Mr. McKinnon 8,595 restricted stock units (“RSUs”) valued at $750,000 based on the Fair Market Value of Ambac’s Common Stock on January 29, 2007, the date of the award grant. All of the RSUs will vest on the third anniversary of the date of the grant (that is, on January 29, 2010); provided however, that if Mr. McKinnon elects to retire any time prior to this third anniversary of the date of grant, only that portion of RSUs proportionate to time worked (defined as the number of whole months worked from the Term through the retirement date divided by thirty-six (36)) will vest. Regardless of when they vest, the RSUs will be delivered to Mr. McKinnon on July 29, 2010 or the six month anniversary of the termination of his employment, whichever is sooner.

Minimum Guaranteed Bonus and Long-Term Incentive Compensation for 2008 and 2009

Mr. McKinnon is guaranteed a minimum bonus of $800,000 for the 2007 performance year and a minimum bonus of $850,000 for the 2008 performance year. Mr. McKinnon is guaranteed minimum long-term incentive compensation awards under the Equity Plan as follows:

•         January 2008: $325,000 in stock options and $425,000 in RSUs; and

•         January 2009: $325,000 in stock options and $425,000 in RSUs.

The stock options and RSUs corresponding to such amounts shall be subject to the vesting requirements and other terms and conditions applicable to equity awards made at the same time to Ambac’s other senior executives.

Continuation at the End of Term	If Mr. McKinnon’s employment with Ambac continues “at will” following the expiration of the Term, his annual salary will not be decreased during the first year of “at will” employment and Mr. McKinnon will continue to be eligible for a bonus and to participate in the long-term incentive programs of Ambac.

Payments and Benefits	If Mr. McKinnon’s employment is terminated by Ambac other than for “Cause”, or if he resigns for “Good Reason” Mr. McKinnon will receive, all compensation provided for in the McKinnon Agreement (as described above) during the Term. If Mr. McKinnon was terminated other than for “Cause”, or if he resigned for “Good Reason”, Mr. McKinnon would receive $4.7 million under the McKinnon Agreement. Other than the special equity award, which would be delivered on July 29, 2010 or the six month anniversary of the termination of the McKinnon Agreement, whichever is earlier, the amount due under his Agreement would be payable in a lump sum. (Since his Agreement was not in place at the end of the fiscal year we have used February 1, 2007 as the potential termination date in calculating this valuation.)

— Good Reason	• For purpose of the McKinnon Agreement, “Good Reason” shall mean Ambac’s failure to pay any amount due to Mr. McKinnon under the McKinnon Agreement.

— Cause

•        For purpose of the McKinnon Agreement, “Cause” means any of the following: (i) the willful commission of acts that are dishonest and demonstrably and materially injurious to Ambac or any of its affiliates; (ii) the conviction of a felonious act resulting in material harm to the financial condition or business reputation of Ambac or any of its affiliates; (iii) a breach of any of the covenants set forth in the Agreement; or (iv) continuous failure to perform his duties as Senior Managing Director and Chief Risk Officer.

Change in Control Benefits	All stock options and other awards under the Ambac 1997 Equity Plan that are made to Mr. McKinnon after January 1, 1998 will vest in full upon the occurrence of a “Change in Control” (as defined below), whether or not his employment is subsequently terminated.

In addition, if Mr. McKinnon’s employment terminates following a Change in Control, his severance and benefit amounts would be calculated and paid in the same manner as we describe below under “Management Retention Agreements with Executive Officers.”

Mr. McKinnon would also be entitled to the “gross up” payment described in that section.

Other Restrictions	Mr. McKinnon generally is subject to certain restrictions prohibiting him from (i) engaging in competition with Ambac or any of our subsidiaries, (ii) wrongfully soliciting any of its employees (except that these restrictions will not apply following a Change in Control) through January 30, 2010, and (iii) divulging any confidential or proprietary information he obtained while he was our employee.

Claw Back Provision	If Mr. McKinnon voluntarily terminates his employment with Ambac before the end of the Term or Ambac terminates his employment for “Cause” or Mr. McKinnon breaches any of the provisions in the McKinnon Agreement, Ambac shall cease to have to make any payments under the McKinnon Agreement and shall be entitled to have Mr. McKinnon repay Ambac (i) any bonus paid above the minimum guaranteed amount and (ii) forfeit any equity awards or gains realized granted pursuant to the McKinnon Agreement.

Management Retention Agreements with Executive Officers

In General	We have entered into management retention agreements with each of our executive officers (including our Named Executive Officers) to provide for payments and certain benefits if they are terminated following a “Change in Control” (as defined below).

Payments and Benefits After Change in Control

If there is a Change in Control and, within three years of the Change in Control, the executive’s employment is terminated by Ambac or its successor other than for “Cause” (as defined below), or if the executive resigns for “Good Reason” (as defined below), the executive will:

•         receive cash payments equal to two times the sum of (a) the executive’s highest annual base salary and (b) the product of the executive’s highest bonus percentage (as a percentage of base salary) times his highest base salary, which is paid in a lump sum;

•         be fully vested in all stock options and other awards under the Ambac 1997 Equity Plan;

•         receive a lump-sum payment equal to the amount that we would have contributed to the executive’s account under the SIP and any nonqualified plan we maintained during the two years following termination; and

•         continue to participate in Ambac’s medical and other welfare benefits programs for a limited time following termination.

All stock options and other awards under the Ambac 1997 Equity Plan that are made to executive officers after January 1, 1998 will vest in full upon the occurrence of a Change in Control, whether or not the executive’s employment is subsequently terminated.

The agreements also provide for a “gross up” payment in an amount that is intended to make the executive whole, on an after-tax basis, for any excise tax (but not any other tax) imposed on the payments described above.

Definitions

The following definitions are used in the Management Retention Agreements and the Employment Agreement with the Chief Executive Officer described above:

“Change in Control”

A “Change in Control” generally occurs if:

•         an individual, entity or group acquires beneficial ownership of 20% or more of our outstanding common stock. Acquisitions by Ambac and its affiliates or any employee benefit plan that they sponsor and certain acquisitions by persons who owned at least 15% of our outstanding shares of common stock on January 31, 1996 are not considered a change in control;

•         the individuals who, as of January 29, 1997, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of these members or their successors whose election was so approved or recommended, cease for any reason to constitute at least a majority of the Board; or

•         our stockholders approve a merger or similar business combination, or a sale of all or substantially all of Ambac’s assets, unless the Ambac stockholders immediately prior to the completion of the transaction will continue to own at least 70% of outstanding shares and voting power of the corporation that results from the transaction.

“Cause”

“Cause” for an executive’s termination generally includes:

•         the willful commission of acts that are dishonest and demonstrably and materially injurious to Ambac;

•         the conviction of certain felonies; or

•         a material breach of any of the executive’s agreements concerning confidentiality and proprietary information.

An executive’s termination will not be considered to have been for Cause unless at least three-quarters of the members of the Board adopt a resolution finding that the executive has engaged in conduct that constitutes Cause as defined in the agreement.

“Good Reason”

An executive will generally have “Good Reason” to terminate his employment if:

•         there is substantial adverse change in the executive’s duties or responsibilities;

•         the office of the executive is relocated more than 25 miles from the location where the executive worked immediately prior to the Change in Control; or

•         Ambac fails to honor its obligations under the agreement.

During a 30-day period following the first anniversary of a Change in Control, a resignation by the executive for any reason will be considered a termination for Good Reason.

“Fair Market Value”	“Fair Market Value” means, with respect to the Company’s Common Stock, the closing quoted selling price of a share of Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange for the relevant date of determination.

Potential Payments Upon a Change in Control(1)

The table below reflects the amount of compensation to each of the named executive officers (“NEOs”) of Ambac in the event of termination of such executive’s employment after a Change in Control (as defined in the Management Retention Agreement described above). The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from Ambac.

Name and Principal Position (a)	Salary Continuation or Severance ($) (b)(2)	Option Value($) (c)	Restricted Stock Unit Value($) (d)	All Other Severance (e)(3)	Excise Tax and Gross Up ($) (f)(4)	Total Payment on Termination ($) (g)

Robert J. Genader	4,261,765	8,252,275	6,822,228	242,575	0	19,578,842

Sean T. Leonard	2,368,917	384,976	607,101	184,502	1,324,484	4,869,981

Douglas C. Renfield-Miller	2,284,091	1,620,342	1,759,489	147,230	1,483,796	7,294,948

John W. Uhlein III	2,814,286	2,041,176	2,035,784	158,616	0	7,049,862

William T. McKinnon	2,135,432	1,146,477	1,585,357	156,057	0	5,023,322

(1)	This scenario assumes a Change in Control at Ambac’s year end 2006 stock price $89.07 on 12/29/2006 and all equity awards cashed out and settled.

(2)	Two times the highest salary plus two times the product of the highest bonus percentage (as a percentage of base salary) times the highest base salary.

(3)	All other severance includes estimates of two years additional (i) SIP participation, (ii) pension credit, (iii) financial planning and outplacement and (iv) welfare and fringe benefits.

(4)	Compensation and benefits in excess of three times an officer’s average W-2 compensation for the five years preceding the change in control may be subject to a nondeductible excise tax under Section 280G of the Internal Revenue Code, with variable impact on officers with Management Retention Agreements. To ensure Management Retention Agreement benefits are equivalent for all participants, Ambac has agreed to provide a gross-up of this excise tax (but not of any other tax payable on the executive’s compensation and benefits).

COMPENSATION DISCUSSION AND ANALYSIS

The objective of Ambac’s executive compensation program is to attract, motivate and retain the best possible executive officers capable of achieving Ambac’s objectives and making significant contributions to the long-term success of Ambac, with the ultimate objective of improving stockholder value. To achieve these objectives, the Compensation Committee has implemented and seeks to maintain compensation plans that tie a substantial portion of these executives’ compensation to Ambac’s financial performance and common stock.

Compensation Philosophy

Ambac’s compensation philosophy is to provide a highly competitive total compensation package that provides a fair level of compensation to all employees and rewards those whose performance exceeds their responsibilities and objectives. The pay-for-performance approach provides for enhanced bonus and long-term incentive compensation opportunities for employees who exceed the responsibilities and objectives associated with their position. The Compensation Committee ensures that the objectives and performance measures for the executive officers are aligned with Ambac’s stated objectives, serve as the foundation for all compensation decisions and are aligned with the interests of Ambac’s stockholders.

The compensation program is designed to reward executives based on: (i) individual performance; (ii) the performance of their respective groups; (iii) the attainment of Ambac’s corporate objectives and strategic business initiatives; and (iv) teamwork and a sense of partnership among our executives and all employees.

Elements of Executive Compensation

The primary elements of compensation provided to our executives are base salary, an annual performance bonus (paid in a combination of cash and, if the executive elects, restricted stock units) and long-term incentive awards in the form of stock options and restricted stock units. We target these elements so that at least 75% of their total compensation consists of bonus and long-term incentive awards. In this way, a significant portion of the value ultimately realized by the executives will depend upon Ambac’s performance and can be considered “at risk.” Typically an executive’s annual compensation (as outlined above) will consist of, on average, approximately 40% cash and 60% long-term incentives. When determining compensation, we consider the performance of Ambac, the performance of the group for which the executive is responsible and the performance of the executive. The value of equity awards included in this CD&A Section is based on the grant date fair value rather than the amount of expense we recognized during 2006 under FAS 123R used in the Summary Compensation Table. As such, the percentages used in our CD&A cannot be derived using the amounts reflected for the stock options and restricted stock units in the Summary Compensation Tale below.

(I) Base Salaries

Executives, including our Named Executive Officers (“NEOs”), generally receive a relatively small portion (10% to 23%) of their overall compensation as base salary. Base salaries provide our executives with a minimum level of fixed compensation and are generally in the low end of the range of median base salaries paid by competitors in the financial guarantee industry.

(II) Annual Incentive Compensation—Bonus and Long-Term Incentive Awards

Annual Bonus

The role of the annual bonus is to motivate our executives, including our NEOs, and reward them for meeting and/or exceeding our annual objectives. When determining the amount of an executive’s annual bonus, the performance of Ambac and the executive’s group are considered as is the individual’s performance against individual and group objectives and responsibilities.

The annual bonus represents a significant portion of an executive’s annual cash compensation (between 60% and 75%) and between 25% and 41% of his or her total compensation for the performance year which is comprised of base salary, bonus and long-term incentive compensation. The annual bonus is entirely performance based.

Under the Ambac Senior Officer Deferred Compensation SubPlan of the 1997 Equity Plan (“SubPlan”), executive officers, including our NEOs, may elect to have up to 100% of their bonus deferred into Restricted Stock Units (“RSUs”). Although the RSUs are granted as a result of a voluntary deferral of incentive compensation that otherwise would be paid in cash, the RSUs awarded under the SubPlan are subject to a four-year vesting requirement and restrictions on transfer. To take account of these requirements and restrictions, those executive officers who elect to defer up to 25% of their bonus in RSUs are entitled to receive RSUs granted at a 25% discount to the fair market value at the time of grant. Messrs. Genader, Leonard and Renfield-Miller elected to receive some portion of their bonus in the form of RSUs. Under the SEC’s rules, the discount portion of the RSUs awarded under the SubPlan in 2007 for fiscal year 2006 is not included in the Summary Compensation Table and Grant of Plan-Based Awards Table included in this Proxy Statement and will instead be included in the compensation tables in the 2008 proxy statement. Ambac offers the opportunity for the executive officers to defer compensation in order to help them meet their ownership targets and to encourage them to increase their financial stake in Ambac. See page 42 for a discussion of Ambac’s stock ownership guidelines.

Annual Long Term Incentive Awards

We provide long-term incentive awards to executives, including our NEOs, in the form of stock options and RSUs. These awards generally comprise 50% to 60% of an executive’s annual compensation, except for Mr. McKinnon’s compensation which is subject to a contractual arrangement under which long-term incentives represent approximately 35% of his annual compensation. The structure and vesting of the awards, discussed below, align management’s interests with those of stockholders, focus executives on Ambac’s long-term success and promote behavior consistent with our long-standing “Premier” values and Code of Conduct. Because stock options deliver value to employees only if the company stock appreciates during the term of the option, we believe that options are an effective instrument for aligning the day-to-day interests of our employees, including our NEOs, with stockholders. RSUs, which involve less risk to employees than stock options, are granted to incent our NEOs to devise strategies that are in the long-term best interest of Ambac but may not provide an immediate short-term return.

Stock options provide Ambac’s senior management with upside opportunity for improving Ambac’s stock price. For the 2006 performance year, we awarded performance-based stock options to all of our executive officers as well as managing directors and first vice presidents. Each of the options granted to the executives will vest in two equal installments when the market price of Ambac’s common stock meets or exceeds $106 and $125 for twenty consecutive trading days or no later than the fifth anniversary of the grant date, whichever occurs first. As we have done since 1997, we again limited the term of the stock options to seven years.

RSU awards are granted to reward performance and to enhance retention. While still providing for alignment with stockholders, RSUs have less risk than stock options because if the stock price declines below the grant date price, the RSUs would still retain a portion of their value. RSUs vest on the third anniversary of the date of grant. For purposes of determining the number of RSUs included in an employee’s award, the Compensation Committee treats RSUs as having the full value of the underlying shares of common stock, with no discount, despite the three year cliff-vest.

Ambac maintains forfeiture and recoupment provisions relating to stock option and RSU awards. Under these provisions, executives who violate a non-competition agreement will forfeit any outstanding awards as of the date such violation is discovered and are required to return any gains realized during the six months before and after termination of the executive’s employment. The provisions serve to protect Ambac and to help ensure that the executive acts in the best interest of Ambac and its stockholders.

Ambac also maintains a notice prior to departure provision as a condition for the receipt of stock options. This provision affords Ambac the opportunity to require a departing executive to provide a period of notice prior to departure. During the notice period, Ambac has the option of having the employee continue to come to work or, alternatively, having them stay at home with full pay and benefits. The employee, during this period, remains employed by Ambac and is prohibited from working or performing services for any employer other than Ambac.

Upon retirement at age 55 or disability of an employee, who has been employed with Ambac for at least three years, his or her awards will become fully vested and exercisable, unless otherwise provided in an award. Of our NEOs, both Mr. Genader and Mr. McKinnon are retirement eligible. The Compensation Committee believes that this policy is standard market practice in our industry and generally rewards those employees who have served Ambac loyally.

The Compensation Committee does not and has not permitted backdating or re-pricing of stock options. The Compensation Committee’s procedure for timing of equity grants provides assurance that grant timing is not being manipulated to result in a price that is favorable to employees. The annual grant date for our equity awards for all eligible employees (generally all of Ambac’s employees), including executive officers is the end of January. Our January grant date is set to coincide with Ambac’s calendar year-based performance management cycle allowing equity awards to be delivered close in time to performance appraisals, increasing the impact of the awards by strengthening the link between pay and performance. Ambac’s general practice is to grant options only on the annual grant date and on a specified date each quarter when either the Board or the Compensation Committee meets. The Compensation Committee approves all grants of options and restricted units.

Fair market value has been consistently determined as the average of the high and low on the New York Stock exchange on the grant date. Starting in 2007, fair market value will be determined as the closing price on the grant date.

(III) Other Benefits

Our executives participate in retirement plans, health plans, and other voluntary benefit plans that we make available to all Ambac employees generally. We consider these benefits to be market competitive and consistent with local market practices. These benefits include matching certain employee contributions to Ambac’s 401(k) savings plan and providing all eligible employees a 3% profit sharing contribution and a 3% supplemental profit sharing contribution (based on the employee’s salary), each of which is allocated as directed by the employee. In addition, until December 31, 2006, Ambac provided all of its employees, including its executive officers, with benefits under a defined benefit pension plan. The terms of the Pension Plan are discussed in more detail on pages 51 to 52 of this Proxy Statement. Ambac terminated this Pension Plan, effective as of December 31, 2006, replacing it with up to an additional 3% matching contribution under its 401(k) savings plan.

Ambac also provides to those officers assigned to work abroad certain expatriate benefits to make certain that they have not been put at a disadvantage by accepting assignment to a foreign country and to tax equalize any such payments.

In general, Ambac has historically provided limited perquisites to its CEO and executives. Effective December 31, 2006, all perquisites provided to Ambac’s CEO and its executive officers were eliminated. In the past, we provided our CEO with club membership dues as a specific way for him to entertain business clients more easily. We have provided annual tax preparation services for our CEO as well. Additionally, we also offer our executives, including the CEO, the opportunity to participate in a program that provides for long-term disability insurance for the cash bonus portion of their annual compensation.

(IV) Change in Control

Ambac has entered into management retention agreements with our executive officers to provide for certain payments and other benefits if they are terminated following a change in control of Ambac. These agreements are based on competitive market practices for public companies in our industry. The purpose of these agreements is to avoid unwanted management turnover in the event of a potential change in control and to ensure that the executive officers will remain focused on the interests of our stockholders notwithstanding the personal uncertainties that a change in control may occasion. These agreements also provide some level of income continuity for an executive officer should his or her employment be terminated without “Cause” or for “Good Reason” in connection with a change in control. In addition, these agreements provide that all stock options and other awards under the Ambac 1997 Equity Plan that are made to executive officers after January 1, 1998 will vest in full upon the occurrence of a Change in Control (as defined above on page 30), whether or not the executive’s employment is subsequently terminated. Ambac believes that the acceleration of these awards is supported by market practice and allows an executive to recognize gains attributable to the executive’s stewardship of Ambac prior to the Change in Control. Ambac will also provide a gross-up to the executive in the event he or she is subject to excise tax for receipt of payments made pursuant to the management retention agreement that is in excess of 2.99 times the five-year average of their W-2 compensation. We have concluded that an excise tax gross-up (but not a gross-up for any other taxes) is appropriate in this circumstance in order to avoid the potentially arbitrary application of the excise tax rules (which can result in similarly situated executives having significantly different excise tax exposure) and to maintain the intended after-tax benefit to the executives.

Our management retention agreements are “double trigger” agreements under which benefits (other than the acceleration of vesting of equity awards) will be provided only if there is both (i) a change in control and (ii) a qualifying termination of the executive officer’s employment within three years of the change in control. The specific provisions of these agreements are discussed above on pages 29 to 31 in the Proxy Statement.

Management’s Role, Comparison Group and Benchmarking

To provide a competitive compensation package that enables Ambac to compete for and retain talented executives who are critical to our long-term success, we undertake a series of analytical steps and processes to ensure we are market competitive and paying our executives appropriately for performance. To that end, we conduct a peer group analysis, consult with an outside, independent executive compensation expert, evaluate and consider market conditions, and consider, as appropriate, the input of our Chief Executive Officer and Chief Administrative Officer as well as all relevant performance factors for each executive.

To ensure we provide compensation comparable to that offered by other leading companies in our industry, we compare Ambac’s executive compensation levels (base salary, annual cash bonus and equity awards) against a relevant peer group of companies consisting mainly of our competitors in the financial guarantee insurance industry: MBIA, Financial Security Assurance, XL Capital, Assured Guaranty, PMI Group, MGIC and Radian (the “Peer Group”). In addition, we consider peer group information in the context of compensation provided at other financial service firms and in broader industry for relevant skill sets. We obtain data for the Peer Group from a number of sources, including proxy statements, public information available from regulatory agencies and surveys by consulting firms. Each year, we assess the relevancy of the companies within the Peer Group and make changes where appropriate.

Ambac’s Compensation Committee has sole authority to retain, at Ambac’s expense, and terminate any compensation consultant. Since 1999, the Committee has engaged Alan Johnson, a Managing Director of Johnson Associates, to assist it with benchmarking and compensation analyses, as well as to provide consulting on executive and non-executive compensation practices. Mr. Johnson provides Ambac’s Compensation Committee with insight relative to industry best practices, executive compensation levels and policies of Ambac’s key competitors and others in the industry Peer Group and a review of the impact of enhanced competition for talent.

Mr. Johnson assisted with providing and interpreting Peer Group data and analysis. He provided an assessment of the competitive environment in terms of actual and projected pay in the financial services and financial guaranty sectors as well as a forecast with regard to headcount growth in the above-referenced sectors. Mr. Johnson assisted Ambac in conducting an objective assessment of its pay and pay practices when compared with those organizations in the Peer Group as well as other organizations with which we compete for talent.

In December 2006 and January 2007, Mr. Johnson advised the Compensation Committee that the compensation levels of executives at Ambac continue to trend, generally, at the bottom half of the Peer Group. Ambac continues its practice of granting a larger percentage of total compensation in the form of equity awards and a lesser percentage of total compensation in cash. Mr. Johnson advised the Compensation Committee that while he concurred with this approach to executive compensation in the financial guaranty industry given the long-tail nature of the business, he did think it was important for Ambac to increase cash compensation of its executives to bring them more in line with the Peer Group, particularly in light of the fact that Ambac held cash compensation flat or reduced it in 2005, further increasing the gap. These factors were critical in considering pay for all employees of Ambac.

As part of the ongoing review and evaluation of Ambac’s business, information provided by Ambac regarding market conditions that impact the financial guaranty industry are considered when determining the compensation of the executive officers. Market conditions that impacted Ambac and the industry during 2006 included (i) increased competition from other monolines, banks and other entities, (ii) excess liquidity and (iii) tight spreads.

As part of its review of the entire compensation package for each of our executive officers, the Compensation Committee, with Mr. Johnson’s assistance, also reviewed the management retention agreements, and, as applicable, employment agreements with Ambac’s Chief Executive Officer and Chief Risk Officer, which include comparable change in control provisions. As discussed below, Mr. Genader’s agreement expired on December 31, 2006, and Mr. Genader elected not to renew his contract. Mr. McKinnon’s agreement is described above at pages 27 to 29. When setting future compensation levels or establishing the particular elements of compensation, the Committee reviewed all historical stock option and RSU grants awarded to Mr. Genader and considered realized and unrealized gains from such grants.

Mr. Johnson advised the Compensation Committee that Ambac’s executive pay practices were consistent with competitive best practices and generally accepted compensation standards. This analysis provided further reassurance to the Compensation Committee that Ambac’s total executive compensation package, as described in this CD&A section, is in the best long-term interests of Ambac’s stockholders. Mr. Johnson noted that, other than the CEO, Ambac’s executive pay levels were at the low end (below the 25th percentile) of the Peer Group as a result of Ambac maintaining a highly disciplined approach to compensation in years past (especially 2005). He further noted the increased disparity of Ambac’s executive compensation from that of the Peer Group despite Ambac’s strong performance. The CEO’s pay level also was below the median (between the 25th and 50th percentile). However, the Compensation Committee is mindful that actual compensation received by executives, particularly the ultimate value of Ambac’s equity, has generally been well above that originally modeled due to Ambac’s outstanding long-term stock performance.

In setting incentive compensation for executive officers, the Compensation Committee reviews Ambac’s performance in the nine categories set out in the 1997 Executive Incentive Plan (the “EIP”): return on equity; core/operating earnings growth; total return to stockholders; expense management; risk management; market position/new business production; industry leadership/image building; new products/initiatives; and organizational development/corporate culture. The Compensation Committee does not weight the categories but instead arrives at an overall “grade” for corporate performance.

For 2006, the Compensation Committee determined Ambac’s overall performance to be “very good” in a market that provided limited opportunities due to extreme market conditions that included tight spreads, increased competition and excess liquidity. Ambac had superior performance in the categories of Return on Equity, Core Earnings/Operating Earnings Growth and Expense Management. Additionally, Ambac strengthened its market position by having record years in its Structured and International Finance groups. Ambac also was recognized for its innovative and value added deals by receiving five deal of the year awards. In addition, Ambac was listed as #72 in the “100 Best Corporate Citizens for 2006” and was recognized by The Children’s Village for having raised in excess of $1 million.

The EIP provides a performance-based formula that allows Ambac to deduct amounts in excess of $1 million paid pursuant to the plan. The maximum incentive compensation (payable in cash and/or equity awards) payable under the terms of the EIP for a calendar year is the lesser of (a) $5 million or (b) the amount derived from the incentive compensation formula set for the upcoming year.

The formula for determining incentive compensation for 2006 was:

	2006 Incentive Compensation Formula (Bonus + Restricted Stock Units) (Dollar Amounts in Millions)
2006 Return on Equity*	CEO Formula Maximum	Each Named Executive Officers #2-5 Formula Maximum	All Other Executive Officers Formula Maximum
12% or higher	$5.00	$4.00	$3.00
9-11.99%	$4.50	$3.50	$2.50
6-8.99%	$3.75	$2.75	$1.75
5.99-1%	$1.75	$1.00	$0.50
Less than 1%	$0.00	$0.00	$0.00

*	“Return on Equity” is defined as 2006 return on equity (net operating income for 2006) divided by average stockholders equity (calculated excluding unrealized gains and losses on securities) for 2006.

Return on equity was selected as the appropriate measure for determining incentive compensation under the EIP because the Committee deems it to be one of the more important measures of Ambac’s performance to a wide range of constituents. The ranges of compensation for the NEOs and executive officers was set based upon Ambac’s survey of the competitive market, its desire to pay reasonable incentive compensation in light of market practices and its need to limit the amount of bonus and RSU pay that Ambac could reasonably pay under the performance conditions set. For 2006, Ambac’s operating return on equity was 14.8%.

After conducting a review of the Peer Group, Ambac’s performance for the year and market conditions impacting competitive pay and retention, Human Resources, working together with Johnson Associates, prepared recommendations for base salary, annual cash bonus and equity awards for each of our executives. The Committee, in determining executive pay, also considered the recommendations of the Chief Executive Officer when determining pay for the executives who report directly to the Chief Executive Officer.

Compensation of Ambac’s Named Executive Officers for 2006

(I) Base Salaries

The Compensation Committee annually reviews and determines the base salaries of Ambac’s NEOs and its other executives to determine if salaries are competitive. The Committee also considers significant changes in responsibilities or promotions. In each case, the Committee takes into account the results achieved by the executive, his or her future potential and scope of responsibilities and experience, and competitive salary practices. For executives other than the Chief Executive Officer, the Committee also considers the recommendations of the Chief Executive Officer. The Committee also considers data concerning the Peer Group. Although the data of the Peer Group supported an increase in base salaries for 2006, the Committee decided not to increase base salaries for the NEOs as all of the NEOs had received an increase in base salaries for 2005. The 2006 base salary for each of the NEOs is reported in the “Summary Compensation Table” elsewhere in this Proxy Statement.

(II) Total Annual Incentive Compensation1

Total Annual Incentive Compensation is comprised of the annual bonus and long-term incentive compensation (restricted stock units and stock options). In setting the amount of an executive’s total annual incentive compensation, the Committee considered the performance of Ambac and reviewed the performance of each executive officer and the performance of the executive’s division or areas of responsibility. The review of the performance of Ambac is set forth above on pages 37 to 38. In setting total annual incentive compensation for the executive officers, the Committee also considered the recommendations of the CEO and the comparative data presented by Johnson Associates.

For 2006, the CEO and each of the NEOs were eligible to receive the maximum annual incentive compensation under the EIP2 in accordance with the formula described in the chart above. However, the Committee has the ability to exercise negative discretion, which it elected to do for the CEO and each of the NEOs. For 2006, based on the fair value of equity awards granted to each NEO, the total annual incentive compensation accounted for 77% to 90% of the total compensation of the NEOs. The estimated fair value of stock options along with the value of RSUs awarded to each of the executives as part of their long-term compensation (including Mr. Genader) represents 49% to 65% of the NEO’s total compensation (except for Mr. McKinnon as discussed previously on page 27). Ambac targets the 45th to 50th percentile for equity-based compensation to ensure our NEOs’ and executives’ interests are aligned with stockholders for the long-term while providing an overall compensation package that is in line with the market.

The long-term restricted stock unit awards are independent of restricted stock units (“RSUs”) awarded pursuant to an executives’ deferral election under the SubPlan, which is discussed above. In determining the number of stock options and RSUs to be granted to each executive as long-term incentive, we review the information provided by Johnson Associates and considered the factors noted above.

Robert J. Genader, Ambac’s Chief Executive Officer

The Committee reviewed all forms of Mr. Genader’s compensation and balances in equity, retirement and non-qualified deferred compensation plans, including base salary, cash bonus, long-term incentive awards, and the value of perquisites received for fiscal 2006. The Committee also reviewed total payment obligations to Mr. Genader under Ambac’s voluntary non-qualified deferred compensation plan, the Savings Incentive Plan, qualified and non-qualified pension plans as well as the aggregate value of RSUs and stock options held at year-end. The Committee also reviewed Mr. Genader’s total compensation compared to the compensation levels of all other executive officers and determined that the difference in compensation levels was appropriate.

The Committee evaluated Mr. Genader on the basis of Ambac’s overall performance as a company and his individual performance. The Committee determined that EIP Annual Incentive Compensation of $3.25 million was appropriate consisting of $1.65 million in cash and $1.6 million in long-term RSUs. In addition, the Committee awarded Mr. Genader 110,000 stock options with a fair value (determined under FAS 123R) of $2,718,100. The Committee believed that Mr. Genader’s Total Annual Incentive

[1]	“Total Annual Incentive Compensation” refers to the bonus, restricted stock units and stock option award for the 2006 performance year.
[2]	“EIP Annual Incentive Compensation” refers to bonus and restricted stock units for the 2006 performance year.

Compensation of $5,968,100, a 13.7% increase over his 2005 Total Annual Incentive Compensation of $5,247,500 million, appropriately considered his leadership and stewardship of Ambac in a year that produced strong results. Highlights for the year included:

•	ROE remains the best in the industry;

•	Ambac led the industry again in premium production despite the adverse effects of industry-wide tight spreads, increased competition and excess liquidity in the structured finance markets;

•	Ambac successfully expanded into several new product areas and new markets; and

•	Ambac remained the industry leader with an expense ratio of 15%

Mr. Genader’s employment agreement expired on December 31, 2006, and Mr. Genader elected not to renew his employment contract. As a result, as of January 1, 2007, Mr. Genader is serving as our chief executive officer as an “at will” employee without contractual protection or compensation guarantees. Mr. Genader has a “Change in Control” severance agreement consistent with the provisions outlined on pages 29 to 31 describing the Management Retention Agreement Ambac has entered into with all of its executive officers. With respect to a “Change in Control”, the Committee has provided no special arrangements for Mr. Genader. The Committee, with Mr. Johnson’s assistance, reviewed the Management Retention Agreement and the value to be provided to Mr. Genader (and the cost to Ambac) under several potential scenarios. In each instance, the Committee concluded that the Management Retention Agreement was appropriate and not excessive.

Sean T. Leonard, Ambac’s Chief Financial Officer

The Committee found the 2006 performance of Mr. Leonard, Ambac’s CFO, to be impressive. Mr. Leonard serves as a key member of Ambac’s senior management team and demonstrated strong expertise in the finance field. He and his team are at the forefront of all accounting issues that may impact Ambac’s business, providing sound advice and direction to ensure Ambac’s financial statements are in line with GAAP, FASB and all other accounting and regulatory requirements.

The Committee determined that an EIP Annual Incentive Compensation of $975,000 was appropriate consisting of $575,000 in cash and $400,000 in restricted stock units. In addition, the Committee awarded Mr. Leonard 20,500 stock options with a fair value of $506,555. The Committee believed that Mr. Leonard’s Total Annual Incentive Compensation of $1,481,555, a 16.4% increase over his 2005 Total Annual Incentive Compensation of $1,272,750, appropriately reflected his individual performance and his group’s contribution to Ambac’s very strong year.

John W. Uhlein, III, Executive Vice President

The Committee found the performance of Mr. Uhlein to be very good. Mr. Uhlein led a significant part of Ambac’s Structured Finance Group to a record year. His group also contributed significant earned premium growth and delivered a number of high value added transactions despite lower origination in a highly competitive mortgage-backed securities market. The Structured Finance group also led the industry in premium production for the sector.

The Committee determined that EIP Annual Incentive Compensation of $1.375 million was appropriate consisting of $975,000 in cash and $400,000 in RSUs. In addition, the Committee awarded Mr. Uhlein 35,000 stock options with a fair value of $864,850. The Committee believed that Mr. Uhlein’s Total Annual Incentive Compensation of $2,239,850, a 13.2% increase over his 2005 Total Annual Incentive Compensation of $1,978,750 million, appropriately reflected his individual performance and his group’s contribution to Ambac’s very strong year.

Douglas Renfield-Miller, Executive Vice President

The Committee found Mr. Renfield-Miller and his group’s performance exceeded the Committee’s expectations and business plan for 2006. In July 2006, the Committee promoted Mr. Renfield-Miller from Senior Managing Director to Executive Vice President. Mr. Renfield-Miller led the International Group to a record year. The franchise continued to grow throughout continental Europe and the Asia/Pacific rim market. His group’s performance significantly contributed to Ambac’s strong results for 2006.

The Committee determined that EIP Annual Incentive Compensation of $1.3 million was appropriate consisting of $900,000 in cash and $400,000 in restricted stock units. In addition, the Committee awarded Mr. Renfield-Miller 35,000 stock options with a fair value of $864,850. The Committee believed that Mr. Renfield-Miller’s Total Annual Incentive Compensation of $2,164,850, a 39.6% increase over his 2005 Total Annual Incentive Compensation of $1,551,250 appropriately reflected his individual performance, including his promotion, and his group’s contribution to Ambac’s very strong year.

William T. McKinnon, Ambac’s Chief Risk Officer

The Committee continued to find Mr. McKinnon’s performance to be very good. Mr. McKinnon serves as Ambac’s chief credit officer and has primary responsibility for ensuring all transactions that Ambac insures are appropriate for Ambac. He and his team served as significant partners to the businesses in helping solve credit concerns by ensuring appropriate covenants are included in our deals providing Ambac with the appropriate level of protection.

In addition to the EIP, the Committee also considered the terms of Mr. McKinnon’s employment contract (which expired on July 30, 2006), which contained a minimum guaranteed bonus of $700,000 and long-term incentive awards of at least $650,000. The Committee determined that EIP Annual Incentive Compensation of $1.05 million was appropriate consisting of $725,000 in cash and $325,000 in restricted stock units. In addition, the Committee awarded Mr. McKinnon 13,000 stock options with a fair value of $321,230. The Committee believed that Mr. McKinnon’s Total Annual Incentive Compensation of $1,371,230, a 14.0% increase over his 2005 Total Annual Incentive Compensation of $1,203,125 million, appropriately reflected his individual performance and his group’s contribution to Ambac’s very strong year.

On January 30, 2007, Ambac entered into a new employment agreement with Mr. McKinnon. Although Ambac typically enters only into a management retention agreement with its executive officers, Ambac decided to enter into an employment agreement with Mr. McKinnon due to his expertise and valuable knowledge of credit risk and Ambac’s insured portfolio. The Committee determined that such agreement was in the best interest of Ambac and its stockholders. For more details about Mr. McKinnon’s employment agreement please see pages 27 to 29 above.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to a company’s CEO and the four other most highly compensated executive officers serving on the last day of the year. The Committee considers the impact of this rule when developing and implementing Ambac’s executive compensation program.

Historically, the Committee has taken necessary actions to ensure the deductibility of payments of its annual bonuses and stock options, whenever possible. However, our long-term incentive awards of restricted stock units granted under our plans generally did not qualify as “performance based compensation” excluded from the deductibility cap under Section 162(m). Therefore, compensation realized upon settlement of restricted stock units granted prior to 2006 will be treated in some cases as non-deductible compensation.

For its executive officers, Ambac has adopted the 1997 Executive Incentive Plan (the “EIP”). A discussion of the formula adopted for 2006 is discussed in the preceding section “Management’s Role, Comparison Group and Benchmarking”. For 2006, in addition to ensuring the deductibility of Ambac’s annual bonuses and stock options, the Committee took the necessary actions to ensure the deductibility of all payments under Ambac’s EIP with respect to future awards of restricted stock units granted under our plans. While we view preserving tax deductibility as an important objective, we do not consider it to be the sole objective in establishing executive compensation. In specific instances, we have and in the future may authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of Ambac.

Stock Ownership Guidelines

We continue to apply our stock ownership guidelines to all executive officers and directors. (For a discussion about directors’ stock ownership guidelines, please see above on page 18). The guidelines set an appropriate level of ownership of Ambac stock (based on the market value of Ambac common stock) as a multiple of the officer’s total cash compensation (base salary plus cash bonus). The multiple ranges from a high of seven times total cash compensation (in the case of Mr. Genader) to a low of one and one-half times total cash compensation for managing directors. For the purposes of computing an executive’s ownership towards their target, we consider shares owned by the executive, family members and trusts for the executive or family members, shares held in the Ambac stock fund of our SIP and the value of restricted stock units granted and outstanding. We do not consider any stock options. Of our NEOs, Messrs. Genader, Uhlein, Renfield-Miller and McKinnon have met their stock ownership guidelines. Mr. Leonard who joined Ambac in June of 2005, has increased his holdings in Ambac stock over the past 20 months and currently holds $1,211,085 in Ambac common stock, which is approximately 50% of his stock ownership target.

All Ambac employees, including its executive officers, are prohibited from making short sales or engaging in transactions involving puts, calls and other types of options in Ambac securities, including equity swaps and similar derivative transactions. We believe that such activities may put an employee or executive officer’s personal gain in conflict with the best interests of Ambac and its stockholders and therefore such activities are prohibited.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with Ambac’s management. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the compensation discussion and analysis section be included in this Proxy Statement.

The Compensation Committee

Michael A. Callen, Chairman
Jill M. Considine
Thomas C. Theobald
Laura S. Unger
Henry D.G. Wallace

March 14, 2007

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006. When setting total compensation for each of the named executive officers, the Committee reviews composite compensation reports which show the executive’s current compensation, including equity and non-equity based compensation.

Based on the fair value of equity awards granted to Named Executive Officers (“NEOs”) in 2006 and the base salary of the NEOs, “Salary” accounted for 10-23% of the total annual compensation of the NEOs and incentive compensation accounted for 71-90% of the total annual compensation of the NEOs. Because the value of certain equity awards included below is based on the amount of expense we recognized during 2006 under FAS 123R rather than the grant date fair value, these percentages cannot be derived using the amounts reflected in the table below.

Name and Principal Position (a)	Year (b)	Salary($) (c)	Bonus($) (d)(1)	Stock Awards($) (e)(2)	Option Awards($) (f)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($) (h)(4)	All Other Compensation ($) (i)(5)(6)(7)	Total($) (j)

Robert J. Genader Chairman, President and Chief Executive Officer	2006	575,000	1,650,000	3,437,573	5,165,600	335,796	71,562	11,235,531

Sean T. Leonard	2006	350,000	575,000	166,667	145,508	32,883	31,500	1,301,558
Senior Vice President and Chief Financial Officer

Douglas C. Renfield-Miller Executive Vice President	2006	250,000	900,000	351,029	470,736	50,535	48,356	2,070,656

John W. Uhlein III Executive Vice President	2006	300,000	975,000	466,861	626,904	88,320	27,000	2,484,085

William T. McKinnon Senior Managing Director	2006	300,000	725,000	585,135	599,355	127,892	27,000	2,369,382

(1)    Pursuant to the Senior Officer Deferred Compensation SubPlan of the Ambac 1997 Equity Plan (the “SubPlan”), as amended, each of Messrs. Genader, Leonard and Renfield-Miller elected to receive 25% of his 2006 bonus, paid in January 2007, in the form of Restricted Stock Units (“RSUs”). Each officer who elects to have up to 25% of his bonus awarded in RSUs is entitled to receive RSUs granted at a 25% discount to the market value for Ambac common stock at the time of grant. Other than Mr. Genader whose discounted RSUs granted in January 2007 were valued at $137,538 and included in column (e) as a result of his being retirement eligible, no expense was recognized in 2006 for these discounted RSUs. All of these RSU awards will be reported in the Grants of Plan Based Awards table included in the 2008 Proxy Statement.

(2)    This column represents the compensation costs of RSUs for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the NEO. See Note 13 to the Audited Financial Statements contained in Ambac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for the assumptions made in determining FAS 123R values. The FAS 123R value as of the grant date for RSUs is spread over the number of months of service required for the grant to become vested. Other than retirement-eligible employees, there can be no assurance that FAS 123R amounts will ever be realized.

(3)    This column represents the compensation costs of stock options recognized for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the NEO. See Note 13 to the Audited Financial Statements contained in Ambac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for the assumptions made in determining FAS 123R values. The FAS 123R value as of the grant date for stock options is recognized over the period required for the grant to become vested. The amounts for Messrs. Genader and McKinnon also include the accelerated costs due to unvested amounts being recognized in 2006 because they became retirement eligible. Other than retirement-eligible employees, there can be no assurance that FAS 123R amounts will ever be realized.

(4)	This column represents only the increase in value, for each NEO, of Ambac’s Pension and Supplemental and Excess Benefits Plans for the 2006 fiscal year.

(5)	For 2006, Mr. Genader’s “All Other Compensation” includes $10,245 for club membership fees, $1,050 for financial planning services and $8,517 for long-term disability coverage for the bonus portion of Mr. Genader’s compensation. For 2007, these benefits have been discontinued.

(6)	Mr. Renfield-Miller’s “All Other Compensation” includes $27,593, which is comprised of (i) $6,106, the cost of flights to London from New York for his family and (ii) $21,487, the additional cost of his living accommodations in London, calculated using the conversion rate on December 31, 2006 of 1.96 U.S. Dollars to 1 British Pound.

(7)	The column called “All Other Compensation” includes the amounts that Ambac contributed or credited on behalf of the NEOs in 2006 to (a) our Savings Incentive Plan (the “SIP”), and (b) our Non-Qualified SIP. We credit amounts that we are precluded from contributing to the SIP because of limitations under the Internal Revenue Code of 1986, as amended, to accounts that we maintain under Ambac’s Non-Qualified SIP.

Named Executive Officers	2006 Contributions to the SIP($)	Credits to the Non-Qualified SIP($)
Mr. Genader	19,783	31,967
Mr. Leonard	19,738	11,762
Mr. Renfield-Miller	18,063	2,700
Mr. Uhlein	18,200	8,800
Mr. McKinnon	18,200	8,800

Grants of Plan-Based Awards

Name (a)	Grant Date (b)	All Other Stock Awards: Number of Shares of Stock or Units(#) (i)(1)	All Other Option Awards: Number of Securities Underlying Options(#) (j)(2)	Exercise or Base Price of Option Awards ($/Sh) (k)(2)	Grant Date Fair Value of Stock and Option Awards($) (l)(3)
Robert J. Genader	1/23/06	26,874	110,000	74.43	4,447,527

Sean T. Leonard	1/23/06	5,039	19,000	74.43	797,750

Douglas C. Renfield-Miller	1/23/06	6,697	25,000	74.43	1,054,570

John W. Uhlein III	1/23/06	8,734	35,000	74.43	1,428,694

William T. McKinnon	1/23/06	4,906	12,500	74.43	643,179

(1)	Each restricted stock unit (“RSU”) represents the unsecured promise of Ambac to transfer to the recipient after a Restricted Period, one share of Ambac’s common stock, par value $0.01 per share (“Common Stock”) on the settlement date of such RSU. Dividend equivalents are accumulated during the Restricted Period.

Column (i) includes the following RSUs that were granted to each executive on January 23, 2006 for their service in 2005 (“Long-term Incentive RSUs”): Mr. Genader—21,499; Mr. Leonard—5,039; Mr. Renfield-Miller—3,360; Mr. Uhlein-5,039; and Mr. McKinnon—3,024. These RSUs will vest in three years and will be payable in shares of Ambac Common Stock on January 23, 2009.

Column (i) also includes RSUs that were granted on January 23, 2006 to each executive who elected to defer a portion of his or her 2005 bonus (“2005 Bonus RSUs”). Messrs. Genader, Renfield-Miller and Uhlein deferred 25% of their 2005 bonuses and Mr. McKinnon deferred 15% of his 2005 bonus and all of them were granted RSUs in 2006 in connection with such deferral: Mr. Genader—4,031; Mr. Renfield-Miller—2,503; Mr. Uhlein—2,772 and Mr. McKinnon—1,411. The amounts paid by Messrs. Genader, Renfield-Miller, Uhlein and McKinnon for such RSUs, through deferral of a portion of their 2005 cash bonus are as follows: Mr. Genader—$300,000; Mr. Renfield-Miller—$186,250; Mr. Uhlein—$206,250 and Mr. McKinnon—$105,000. These RSUs will vest over three years in equal installments: the first-third on January 23, 2007, the second-third on January 23, 2008 and the remainder on January 23, 2009 and will be payable in shares of Ambac Common Stock on such dates.

Each NEO who elected to have up to 25% of his bonus awarded in RSUs, was entitled to receive RSUs granted at a 25% discount to the market value for Ambac common stock at the time of grant. The following additional RSUs were granted on January 23, 2006: Mr. Genader—1,344 RSUs; Mr. Renfield-Miller—834 RSUs; Mr. Uhlein—923 RSUs and Mr. McKinnon—471 RSUs. These RSUs will vest in four years and will be payable in shares of Ambac Common Stock on January 23, 2010.

Notwithstanding the vesting schedules described above, any RSUs that have not previously vested shall vest in full upon the termination of an executive’s employment with Ambac by reason of death, permanent disability or retirement at age 55 or older after at least three years of continuous service with Ambac.

(2)	Options allow the grantee to purchase a share of Ambac Common Stock at an exercise price equal to the fair market value of Ambac Common Stock on the grant date. Options included in column (j) were granted to the named executive officers on January 23, 2006. These options have an exercise price per share of $74.43, which was the average of the high and low price of Ambac’s Common Stock on the New York Stock Exchange on the date of grant which is higher than the closing price of Ambac Common Stock on the grant date, $74.27. Each executive’s options will vest in two equal installments when the market price of Ambac’s Common Stock meets or exceeds $92 and $107 for twenty consecutive trading days or no later than the sixth anniversary of the grant date. Vesting is accelerated upon retirement, death or permanent disability. Generally, all of the NEOs options will expire seven years from the date of grant or earlier if employment terminates.

(3)	This column reflects the full grant date fair value of stock and option awards computed in accordance with FAS 123R for the 2006 fiscal year.

The grant date fair market value for the RSUs was $74.43, the average of the high and low of the price of Ambac’s Common Stock on stock on the NYSE on the date of grant of January 23, 2006, for the Long-term Incentive RSUs.

The per-option FAS 123R grant date value was $22.25 for each option. See Footnote 13 to the Notes of the Audited Financial Statements contained in Ambac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for assumptions made in determining FAS 123R values. There can be no assurance that the options will ever be exercised (in such a case, no value will be realized by the executive) or that value on exercise will equal the FAS 123R value.

Outstanding Equity Awards at Fiscal Year-End(1)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)	(e)(9)		(f)	(g)		(h)(20)

Robert J. Genader	110,000	0	48.66	(2)	1/22/2008	1,223	(10)	108,933
	60,000 67,500 0 0 0	60,000 67,500 100,000 110,000 110,000	58.93 56.14 73.71 79.30 74.43	(3) (4) (5) (6) (7)	1/22/2009 1/21/2010 1/26/2011 1/24/2012 1/23/2013	1,328 1,328 20,800 20,494 2,890 1,441 21,673 5,417 Total: 76,594	(11) (12) (12) (13) (14) (15) (16) (17)	118,285 118,285 1,852,656 1,825,401 257,412 128,350 1,930,414 482,492 Total: 6,822,228

Sean T. Leonard	0	6,614	72.92	(8)	7/19/2012	1,736	(8)	154,626
	0	19,000	74.43	(7)	1/23/2013	5,080 Total: 6,816	(16)	452,476 Total: 607,101

Douglas C. Renfield-Miller	18,000	0	48.66	(2)	1/22/2008	1,008	(10)	89,783
	10,000 10,000 0 0 0 0	10,000 10,000 20,000 4,700 25,000 25,000	58.93 56.14 73.71 73.71 79.30 74.43	(3) (4) (5) (5) (6) (7)	1/22/2009 1/21/2010 1/26/2011 1/26/2011 1/24/2012 1/23/2013	824 808 1,384 3,260 3,202 1,681 837 3,387 3,363 Total: 19,754	(12) (11) (12) (12) (13) (18) (15) (16) (17)	73,394 71,969 123,273 290,368 285,202 149,727 74,552 301,680 299,542 Total: 1,759,489

John W. Uhlein III	20,000	0	48.66	(2)	1/22/2008	1,009	(10)	89,872
	11,000 11.000 0 0 0 0	11,000 11,000 25,000 7,100 35,000 35,000	58.93 56.14 73.71 73.71 79.30 74.43	(3) (4) (5) (5) (6) (7)	1/22/2009 1/21/2010 1/26/2011 1/26/2011 1/24/2012 1/23/2013	895 895 2,081 4,369 4,803 5,080 3,724 Total: 22,856	(11) (12) (12) (12) (13) (16) (17)	79,718 79,718 185,355 389,147 427,803 452,476 331,697 Total: 2,035,784

William T. McKinnon	8,250	8,250	58.93	(3)	1/22/2009	589	(10)	52,462
	8,250 0 0 0 0	8,250 15,000 5,900 12,500 12,500	56.14 73.71 73.71 79.30 74.43	(4) (5) (5) (6) (7)	1/21/2010 1/26/2011 1/26/2011 1/24/2012 1/23/2013	201 203 1,734 2,774 3,590 2,562 802 400 3,048 1,896 Total: 17,799	(12) (11) (12) (12) (19) (13) (18) (15) (16) (17)	17,903 18,081 154,447 247,080 319,761 228,197 71,434 35,628 271,485 168,877 Total: 1,585,357
(1)	No executive officer had any unearned equity awards outstanding as of December 31, 2006.

(2)	Each option vested in two equal installments. 50% of the option vested on 5/29/2002, when the market price of Ambac’s Common Stock met or exceeded $64.00 for 20 consecutive trading days and 50% of the option vested on 11/24/2004 when the market price of Ambac’s Common Stock met or exceeded $78.00 for 20 consecutive trading days.

(3)	Each option vested, or will vest, in two equal installments. 50% of the option vested on 3/1/2004 when the market price of Ambac’s Common Stock met or exceeded $75.00 for 20 consecutive trading days and 50% of the option will vest when the market price of Ambac’s Common Stock meets or exceeds $90.00 for 20 consecutive trading days, but no later than the sixth anniversary of the grant date, 1/22/2008.

(4)	Each option vested in two equal installments. 50% of the option vested on 2/9/2004 when the market price of Ambac’s Common Stock met or exceeded $72.00 for 20 consecutive trading days and 50% of the option vested on 1/16/2007 when the market price of Ambac’s Common Stock met or exceeded $88.00 for 20 consecutive trading days.

(5)	Each option will vest in two equal installments. 50% of the option will vest when the market price of Ambac’s Common Stock meets or exceeds $90.00 for 20 consecutive trading days and 50% of the option will vest when the market price of Ambac’s Common Stock meets or exceeds $105.00 for 20 consecutive trading days but in any event the option will become 100% vested no later than the sixth anniversary of the grant date, 1/26/2010.

(6)	Each option will vest in two equal installments. 50% of the option will vest when the market price of Ambac’s Common Stock meets or exceeds $100.00 for 20 consecutive trading days and 50% of the option will vest when the market price of Ambac’s Common Stock meets or exceeds $120.00 for 20 consecutive trading days but in any event the option will become 100% vested no later than the sixth anniversary of the grant date, 1/24/2011.

(7)	Each option will vest in two equal installments. 50% of the option will vest when the market price of Ambac’s Common Stock meets or exceeds $92.00 for 20 consecutive trading days and 50% of the option will vest when the market price of Ambac’s Common Stock meets or exceeds $107.00 for 20 consecutive trading days but in any event the option will become 100% vested no later than the sixth anniversary of the grant date, 1/23/2012.

(8)	In connection with his election as Ambac’s new Chief Financial Officer, Mr. Leonard was awarded a one time RSU grant and stock option grant on July 19, 2005. The RSUs will vest on 7/19/2008. The option will vest in two equal installments when the market price of Ambac’s Common Stock meets or exceeds $92.00 and $110.00 for 20 consecutive trading days but in any event the option will become 100% vested no later than the sixth anniversary of the grant date, 7/19/2011.

(9)	The exercise price per share is the fair market value of Ambac’s Common Stock on the date of grant. For options awarded in 2006 and prior years, we determined the fair market value by calculating the average of the high and low price of Ambac’s Common Stock on the New York Stock Exchange on the date of grant. For all future grants, the fair market value will be determined as the closing price of Ambac’s Common Stock on the New York Stock Exchange. Vesting for each of these grants is accelerated upon retirement, death or permanent disability. Generally, all of the NEOs’ stock options will expire seven years from the date of grant or earlier if employment terminates.

(10)	The vesting date for these Restricted Stock Units (“RSUs”) is 1/21/2007.

(11)	These RSUs will vest on 1/26/2008.

(12)	These RSUs vested on 1/26/2007

(13)	These RSUs will vest on 1/24/2008.

(14)	1,445 RSUs vested on 1/24/2007 and 1,445 RSUs will vest on 1/24/2008.

(15)	These RSUs will vest on 1/24/2009.

(16)	These RSUs will vest on 1/23/2009.

(17)	These RSUs will vest over four years: the first fourth on 1/23/2007, the second fourth on 1/23/2008; the next fourth on 1/23/2009 and the remainder on 1/23/2010.

(18)	Fifty percent of these RSUs will vest on 1/24/2007 and the remainder will vest on 1/24/2008.

(19)	These RSUs will vest on 7/23/2007.

(20)	The price of the Ambac Common Stock used to reflect the market value of the shares or units of stock that have not vested as of December 31, 2006 was $89.07, the closing price Ambac’s Common Stock on the NYSE on the last trading date of fiscal year 2006 which was December 29, 2006.

Option Exercises And Stock Vested(1)

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)(2)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)(3)
Robert J. Genader	49,878	805,106	5,199	(4)	389,814
	8,580	466,886

Sean T. Leonard	—	—	—		—

Douglas C. Renfield-Miller	2,420	112,869	3,560	(5)	266,706
	5,580 12,000	259,470 602,027

John W. Uhlein III	8,115	126,812	2,921		219,273
	574 11,300	9,053 177,175

William T. McKinnon	—	—	1,695	(6)	126,603

(1)	This chart reflects the RSUs vested and the stock options exercised in 2006.

(2)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(3)	Amounts reflect the market value of the stock on the day the stock vested.

(4)	Amounts include 1,430 restricted stock units with a market value of $106,521 that vested in 2006 but receipt of which has been mandatorily deferred because certain of his compensation would otherwise exceed the Section 162(m) limit on deductibility. These RSUs will be deferred until the first year when payment will not result in a loss of a deduction for Ambac.

(5)	Amounts include 3,560 restricted stock units with a market value of $266,706 that vested in 2006 but receipt of which has been voluntarily deferred until his retirement or termination, whichever is earlier.

(6)	Amounts include 399 restricted stock units with a market value of $29,722 that vested in 2006 but receipt of which has been mandatorily deferred because certain of his compensation would otherwise exceed the Section 162(m) limit on deductibility. These RSUs will be deferred until the first year when payment will not result in a loss of a deduction for Ambac.

Pension Benefits

We maintain two programs to provide retirement income to all eligible U.S. employees, including executive officers:

Savings Plan:

•

The Ambac 401(k) Plan, a defined contribution plan qualified under sections 401(a) and 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute a portion of their salary to the plan and Ambac matches certain employee contributions to its 401(k) savings plan and provides all eligible employees a 3% profit sharing contribution and a 3% supplemental profit sharing contribution of an employee’s salary, each of which is allocated as directed by the employee. Contributions and earnings thereon are paid out in accordance with elections made by the participant. See Footnote 7 of the Summary Compensation Table on page 45 for information about Ambac’s contributions to the NEOs.

Pension Plans:

•

The Ambac Pension Plan (the “Pension Plan” or the “Qualified Plan”), is a tax qualified defined benefit plan under Section 401A of the Internal Revenue Code, that provides monthly retirement benefits to eligible employees.

•

In general, officers and employees of Ambac and its subsidiaries become participants in the Pension Plan after one year of service. All executive officers participate in the Pension Plan. Non-employee directors of Ambac and our subsidiaries are not eligible to participate in the Pension Plan.

•

Under the Pension Plan, employees who have completed five continuous years of employment with Ambac, including the NEOs, earn the right to receive certain benefits upon retirement at the normal retirement age of 65 or upon early retirement on or after age 55. Retirement benefits are calculated as the product of 1% times the years of service multiplied by the final average annual base salary for the five highest consecutive years in the last ten years before retirement (“Average Compensation”), less, as applicable, (i) an employee’s primary Social Security benefit and (ii) benefits payable under the retirement plan of Citibank, N.A., Ambac’s former parent company (the “Citibank Plan”). For service prior to January 1, 1992, the annual retirement benefit is equal to 2% (with an offset for Social Security benefits) of an employee’s Average Compensation (determined as if the employee retired on December 31, 1991) multiplied by years of credited service up to thirty years. If the employee retires between the ages of 55 and 64, the amount of benefits would be reduced. Of the NEOs, Messrs. Genader and McKinnon are eligible for early retirement benefits under the Pension Plan.

Section 415 of the Internal Revenue Code generally places a limit on the amount of annual pension that can be paid from a tax qualified plan ($175,000) as well as on the amount of annual earnings that can be used to calculate a pension benefit ($220,000). Since 1991, the Company has maintained a Supplemental Pension Plan (the “Supplemental Plan”) and an Excess Benefits Pension Plan (the “Excess Benefits Plan”) which pay eligible employees the difference between the amount payable under the tax-qualified plan and the amount they would have received without the Qualified Plan’s limit. These plans are unfunded and subject to the claims of Ambac’s creditors in the event of insolvency.

On October 23, 2006 and December 4, 2006, the Compensation Committee terminated Ambac’s Pension Plan, Supplemental Pension Plan and Excess Benefits Plan effective as of December 31, 2006. The Supplemental Pension Plan and Excess Benefits Plan provided certain supplemental retirement benefits to certain of Ambac’s highly paid employees, including its executive officers. As of December 31, 2006, employees will not accrue additional benefits under any of the plans. The Compensation Committee also provides participants with certain payment elections for the benefits accrued under the plans as of December 31, 2006. Ambac will be replacing retirement benefits under the Pension Plan, Supplemental Pension Plan and Excess Benefits Plan with an enhanced contribution to its Savings Incentive Plan and non-qualified Savings Incentive Plan.

The following table shows benefits that NEOs are entitled to under the Pension (the “Qualified Plan”), the Supplemental Pension Plan (the “Supplemental Plan”) and the Excess Benefits Pension Plan (the “Excess Benefits Plan”) :

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)(1)	Payments During Last Fiscal Year ($) (e)
Robert J. Genader	Qualified Plan	32	1,200,407	0
	Supplemental Plan Excess Benefits Plan	32 32	580,652 0	0 0

Sean T. Leonard	Qualified Plan	2	20,360	0
	Supplemental Plan Excess Benefits Plan	2 2	12,523 0	0 0

Douglas C. Renfield-Miller	Qualified Plan	7	140,287	0
	Supplemental Plan Excess Benefits Plan	7 7	14,233 0	0 0

John W. Uhlein III	Qualified Plan	13	232,848	0
	Supplemental Plan Excess Benefits Plan	13 13	52,869 0	0 0

William T. McKinnon	Qualified Plan	26	424,234	0
	Supplemental Plan Excess Benefits Plan	26 26	59,540 0	0 0
(1)	The calculation of present value of accumulated benefit is based on a discount rate of 4.75 percent and the mortality table promulgated for use in determining minimum lump sums payable from qualified pension plans.

Nonqualified Deferred Compensation

The following table shows the executive contributions, Ambac’s contributions, earnings and balances for the NEOs in the Ambac Senior Officer Deferred Compensation Plan of the Ambac 1997 Equity Plan (the “SubPlan”), an unfunded, unsecured deferred compensation plan. The SubPlan allows executive officers (including NEOs) and managing directors to defer all or a portion of their annual bonus. The following table also includes amounts contributed to each NEO’s account under our Non-Qualified Savings Incentive Plan (“Non-Qualified SIP”) and restricted stock units granted and deferred under a Restoration Option Program.

Account balances under the SubPlan may be invested in phantom investments selected by the executive from an array of investment options or Ambac Restricted Stock Units (“RSUs”). For each officer who elects to have up to 25% of his or her bonus awarded in RSUs, the value ascribed to the RSUs awarded under the SubPlan is based on a 25% discount from the market value of Ambac’s Common Stock on the date of grant to account for vesting requirements and restrictions on transfer of the RSUs. When participants elect to defer amounts pursuant to the SubPlan, they also select when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year—whether or not employment has then ended—or at a time that begins at or after the executives’ retirement or termination. Distributions can be made in a lump sum or annual installments.

Name (a)	Plan Name	Executive Contributions in Last FY ($) (b)(1)	Registrant Contributions in Last FY ($) (c)(2)	Aggregate Earnings in Last FY ($) (d)(3)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Robert J. Genader	SubPlan	300,000	100,027	367,789	288,856	2,503,326
	Non-Qualified SIP Other (4)	0 0	32,854 0	41,414 4,782,747	0 2,079,097	322,595 32,686,463

	Total	300,000	132,881	5,191,950	2,367,953	35,512,384

Sean T. Leonard	SubPlan	0	0	0	0	0
	Non-Qualified SIP Other (4)	0 0	0 0	0 0	0 0	0 0

	Total	0	0	0	0	0

Douglas C. Renfield-Miller	SubPlan	186,250	62,070	286,220	0	1,956,066
	Non-Qualified SIP Other (4)	0 0	2,400 0	1,573 0	0 0	12,392 0

	Total	186,250	64,470	287,793	0	1,968,458

John W. Uhlein III	SubPlan	206,250	68,694	89,071	576,409	581,092
	Non-Qualified SIP Other (4)	0 0	9,733 0	11,104 175,570	0 0	86,601 1,238,073

	Total	206,250	78,427	275,745	576,409	1,905,766

William T. McKinnon	SubPlan	105,000	35,054	61,306	99,325	400,103
	Non-Qualified SIP Other (4)	0 0	9,733 0	5,202 0	0 0	41,183 0

	Total	105,000	44,787	66,508	99,325	441,286
(1)	The amounts reflected for the SubPlan in this column represent the amount of deferred bonus that an executive has elected to receive in the form of RSUs. Amounts shown in the columns for Messrs. Genader, Uhlein, Renfield-Miller and McKinnon are based on the market value of the underlying Common Stock on the date of grant (January 23, 2006) which was $74.43. These RSUs vest over three years. Each of Messrs. Genader, Uhlein and Renfield-Miller elected to receive 25% of his 2005 bonus, paid in January 2006, in the form of RSUs. Mr. McKinnon elected to receive 15% of his 2005 bonus, paid in January 2006, in the form of RSUs.

None of these deferred 2005 bonus amounts are reported in the Summary Compensation Table.

(2)	This amount represents the 25% discount provided by Ambac to the executive pursuant to the SubPlan with respect to an executive’s election to defer up to 25% of his cash bonus into RSUs. These RSUs will vest on January 23, 2010, which will be the fourth anniversary of the date of grant.

Of the discounted RSUs reported in column (c), the following amounts were included in the FAS 123R stock award values reported in column (e) of the Summary Compensation Table: Mr. Genader—$100,027; Mr. Renfield-Miller—$15,518; Mr. Uhlein—$17,174 and Mr. McKinnon—$35,054.

The “Non Qualified SIP” contribution is based on the NEO’s salary for 2005. Mr. Leonard was not eligible to receive this contribution in 2006.

(3)	None of these earnings are reported in the Summary Compensation Table.

(4)	RSUs were granted and deferred pursuant to a Restoration Option Program. The Restoration Option Program permitted executives to exercise their stock options and defer receipt of the gain from such stock options into Ambac restricted stock units until a specified date in the future or termination. Ambac discontinued this Program in October 2004.

The following table shows the total number of outstanding options and shares available for other future issuances of options under all of our equity compensation plans as of December 31, 2006.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(#) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)(#) (c)(1)
Equity Compensation Plans Approved by Security Holders	3,749,819	$64.52	7,793,155
Equity Compensation Plans Not Approved by Security Holders (2)	0	0	0
Total	3,749,819	$64.52	7,793,155

(1)	This amount includes 187,370 shares available under the Ambac 1997 Non-Employee Directors Equity Plan of which 156,161 shares are available for future awards of restricted stock and restricted stock units, and 7,605,785 shares available under the Ambac 1997 Equity Plan of which 3,261,660 shares are available for future awards other than options and stock appreciation rights. Under the Ambac 1997 Equity Plan, we may award shares as performance awards, restricted stock or restricted stock equivalents, or other awards consistent with the purposes of the plan as determined by the Compensation Committee. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares.

(2)	All of Ambac’s equity compensation plans have been approved by security holders.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal 1: Elect Eight Directors

General

The Board has nominated eight directors for election at the Annual Meeting. Each nominee, other than Philip N. Duff, is currently serving as a director. If you elect them, they will hold office until the next Annual Meeting or until their successors have been elected. Each nominee also serves as a director of Ambac Assurance.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the next Annual Meeting.

NOMINEES

Michael A. Callen Age 66 Director since 1991	President, Avalon Argus Associates, LLC (financial consulting) since April 1996. Mr. Callen was Special Advisor to the National Commercial Bank located in Jeddah in the Kingdom of Saudi Arabia from April 1993 through April 1996. He was an independent consultant from January 1992 until June 1993, and an Adjunct Professor at Columbia University Business School during 1992. He was a director of Citicorp and Citibank and a Sector Executive for Citicorp from 1987 until January 1992. Mr. Callen also serves as a director of Intervest Corporation of New York and Intervest Bancshares Corporation.

Jill M. Considine Age 62 Director since 2000	Chairman of The Depository Trust & Clearing Corporation and its subsidiaries (securities depository and clearing house) since August 2006, having served as Chairman and Chief Executive Officer from January 1998 to August 2006. Prior to joining The Depository Trust Company, Ms. Considine served as the President of the New York Clearing House Association, L.L.C. from 1993 to 1998. Ms. Considine served as a Managing Director, Chief Administrative Officer and as a member of the Board of Directors of American Express Bank Ltd., from 1991 to 1993. Prior to that, Ms. Considine served as the New York State Superintendent of Banks from 1985 to 1991. Ms. Considine also serves as a director of the Atlantic Mutual Insurance Companies, The Interpublic Group of Companies, Inc. and the Federal Reserve Bank of New York.

Philip Duff Age 49 Director Nominee	Chairman and CEO of Robson Ventures LLC since January 2007. In January 2000, Mr. Duff co-founded FrontPoint Partners LLC, an investment management firm, for which he served as Chairman and CEO. In December 2006, FrontPoint Partners was sold to Morgan Stanley. Prior to his starting FrontPoint Partners in 2000, Mr. Duff was the Chief

Operating Officer and Senior Managing Director of Tiger Management from 1998 to 2000. Before joining Tiger, Mr. Duff spent much of his career at Morgan Stanley and served as the Chief Financial Officer of Morgan Stanley from 1994 to 1997. From 1997 to 1998, Mr. Duff served as President and CEO of VanKampen Investments, a mutual fund acquired by Morgan Stanley. Mr. Duff started his career at Morgan Stanley in 1984 in investment banking, where he became head of the Financial Institutions Group.

Robert J. Genader Age 60 Director since 2001	Chairman, President and Chief Executive Officer of Ambac and Ambac Assurance. Mr. Genader was elected as Ambac’s Chairman on July 24, 2006 and has served as Chief Executive Officer since January 27, 2004. Since January 2001, Mr. Genader has served as the President of Ambac and Ambac Assurance. From January 2001 to January 2004, Mr. Genader served as Ambac’s Chief Operating Officer. Mr. Genader has been a director of Ambac Assurance since 1992. Mr. Genader served as a Vice Chairman of Ambac and Ambac Assurance from January 1998 to January 2001. Mr. Genader served as an Executive Vice President of Ambac from 1991 to January 1998 and Ambac Assurance from 1986 to January 1998. He joined Ambac Assurance from Citibank in 1986 as Executive Vice President. Mr. Genader also served as Chairman of the Association of Financial Guaranty Insurors from January 1994 to January 1996.

W. Grant Gregory Age 66 Director since 1991	President of Operations, Cerberus Capital Management, L.P. since September 2006 and Chairman of Gregory & Hoenemeyer, Inc. (merchant banking) since 1988. Mr. Gregory retired in 1987 as Chairman of the Board of Touche Ross & Co., now Deloitte and Touche. Mr. Gregory joined Cerberus Capital Management L.P. in September 2006 as President of Operations.

Thomas C. Theobald Age 69 Director since 2004	Senior Advisor for Chicago Growth Partners (Formerly William Blair Capital Partners) and former Chairman and Chief Executive Officer of Continental Bank Corp. Mr. Theobald joined William Blair Capital Partners in 1994 following his role as Chairman and CEO of Continental Bank, where he had served since 1987 until its sale to BankAmerica in 1994. Prior to 1987, Mr. Theobald worked at Citicorp/Citibank for over 25 years in various capacities in the domestic and international sectors, including serving as Vice Chairman from 1982 to 1987. Mr. Theobald also serves as the Chairman of the Board for Columbia Mutual Funds and as a director for Anixter International, Jones Lang LaSalle Incorporated and Ventas Inc.

Laura S. Unger Age 46 Director since 2002	Private Consultant and Former SEC Commissioner. Ms. Unger currently has her own consulting business, advising clients on a range of securities, legal, regulatory and policy matters. After resigning her Commissioner seat, Ms. Unger joined CNBC in July 2002 and served as CNBC’s Regulatory Expert until July 2003. From February 2001 until August 2001, Ms. Unger served as Acting Chairman of the SEC. From November 1997 to February 2002, Ms. Unger served as a SEC

Commissioner. Before being appointed to the SEC, Ms. Unger served as Securities Counsel to the United States Senate Committee on Banking, Housing and Urban Affairs from October 1990 to November 1997. Prior to working on Capitol Hill, Ms. Unger was an attorney with the Enforcement Division of the SEC in Washington, D.C. and New York City. Ms. Unger also serves as a director of Computer Associates International, Inc.

Henry D. G. Wallace Age 61 Director since 2004	Former Group Vice President and Chief Financial Officer of Ford Motor Company (auto manufacturing). Mr. Wallace was Group Vice President and Chief Financial Officer of Ford Motor Company from January 1999 until he retired in December 2001. In 1998, he served as Vice President of Strategic Planning and CFO for Ford’s European Operations. From 1996-1997, he served as President and CEO of Mazda Motor Corporation. Mr. Wallace also serves as a director of Diebold, Inc., Lear Corporation and Hayes Lemmerz International, Inc.

The Board recommends that you vote “FOR” the election of all eight nominees for director.

Proposal 2: Ratify Selection of KPMG LLP, an Independent Registered Public Accounting Firm, as Independent Auditors for 2007

We are asking you to ratify the Audit and Risk Assessment Committee of the Board of Directors’ selection of KPMG LLP, an independent registered public accounting firm, as Ambac’s independent auditors for 2007. KPMG LLP has served as the independent auditors of Ambac Assurance since 1985 and of Ambac since our incorporation in 1991.

Representatives of KPMG LLP will attend the Annual Meeting to answer your questions. They also will have the opportunity to make a statement if they desire to do so. The work performed by KPMG LLP during 2006 and the related fees are set forth below.

Audit and All Other Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Ambac’s annual financial statements for the years ended December 31, 2006, and December 31, 2005, and fees billed for other services rendered by KPMG LLP during those periods. All of the fees for fiscal years 2006 and 2005 presented below were approved by Ambac’s Audit and Risk Assessment Committee. All such services were preapproved by the Committee in accordance with the preapproval policy.

Audit Related Expenses	2006	2005
Audit Fees (1)	$2,690,000	$2,603,000
Audit Related Fees (2)	74,000	95,000
Tax Fees (3)	96,000	88,000
All Other Fees	0	0
Total	$2,860,000	$2,786,000

(1)    Audit fees consisted of audit work performed in connection with the annual and quarterly financial statements, the audit of internal control over financial reporting as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits, consents and comfort letters and accounting advice on completed transactions.

(2)    Audit related fees consisted principally of audits of employee benefit plans and certain accounting consultations.

(3)    Tax fees consist principally of tax compliance services and tax advice to Ambac and its UK insurance subsidiaries.

Policy on Audit and Risk Assessment Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit and Risk Assessment Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit and Risk Assessment Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit and Risk Assessment Committee for approval.

1. Audit services include audit work performed in connection with the annual and quarterly financial statements, the audit of internal control over financial reporting as well as work that generally only the independent auditor can reasonably be expected to provide, including consents, comfort letters, statutory audits, and attest services.

2. Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, agreed upon procedures and certain consultation regarding financial accounting and/or reporting standards.

3. Tax services include all services performed by the independent auditor for tax compliance and tax advice.

4. Other Fees are those associated with services not captured in the other categories. Ambac generally does not request such services from the independent auditor.

Prior to engagement, the Audit and Risk Assessment Committee pre-approves these services by category of service. The fees are budgeted and the Audit and Risk Assessment Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, any audit services provided by the independent auditor will be pre-approved by the Audit and Risk Assessment Committee or, between meetings of the Audit and Risk Assessment Committee, by its Chairman pursuant to authority delegated by the Audit and Risk Assessment Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit and Risk Assessment Committee, and he has undertaken to confer with the Audit and Risk Assessment Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for the independent auditor in excess of $100,000.

The Board recommends that you vote “FOR” ratification of the selection of KPMG LLP, an independent registered public accounting firm, as independent auditors for 2007.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

The Governance Committee will consider director candidates recommended by shareholders. The Governance Committee has established criteria for director candidates, which is discussed in more detail above on page 13.

Under our By-laws, if you wish to nominate a director or bring other business before the stockholders:

•	You must notify the Corporate Secretary in writing not less than 60 days nor more than 90 days before the Annual Meeting.

•	If we give you less than 70 days’ notice of the meeting date, however, you may notify us within 10 days after the notice was mailed or publicly disclosed.

•	Your notice must contain the specific information required in our By-laws.

Please note that these By-laws requirements relate only to matters you wish to bring before your fellow stockholders at an Annual Meeting. They do not apply to proposals that you wish to have included in our proxy statement.

If you wish to submit proposals to be included in our 2008 proxy statement, we must receive them on or before Monday, December 3, 2007. Please address your proposals to: Anne Gill Kelly, Corporate Secretary, Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004.

If you would like a copy of our By-laws, we will send you one without charge. Please write to the Corporate Secretary of Ambac.

By order of the Board of Directors,

Anne Gill Kelly

Managing Director, Corporate Secretary

and Assistant General Counsel

March 30, 2007

Appendix A

Policy Regarding Determination of Independence

The Board of Directors of Ambac Financial Group, Inc. (together with its consolidated subsidiaries, “Ambac”), will determine which of its members are independent for purposes of the NYSE rules on an annual basis at the time the Board approves director nominees for inclusion in the proxy statement issued in connection with the annual meeting of shareholders and, if a director is appointed to the Board between annual meetings, at the time of such appointment. In addition, the Board will reconsider a director’s status if his or her employment changes. The Board may determine a director to be independent only if the Board affirmatively determines that the director has no material relationship with Ambac (either directly or as a director, partner, shareholder and/or officer of an organization that has a relationship with Ambac).

The Board, pursuant to the recommendation of the Governance Committee, has established the following standards to assist it in determining independence. However, if a director has a relationship that violates any standard in Paragraphs A or C, then that director will not be considered independent, regardless of whether the relationship would otherwise be deemed not material by any other standard. In the context of the other standards, the fact that a particular relationship or transaction either is not addressed or exceeds the thresholds shall not create a presumption that the director is or is not independent. In that case, the Board will determine whether, after taking into account all relevant facts and circumstances, relationships or transactions that are not addressed or that exceed the thresholds are, in the Board’s judgment, material, and therefore whether the affected director is independent.

Employment/Other Compensation

A.	In no event will a director be considered independent IF within the preceding three (3) years:

Employment by Ambac

1.	the director was employed by Ambac or has an immediate family member (as defined below) who is or has been employed by Ambac as an executive officer (as defined below); or

Direct Compensation from Ambac

2.	the director, or an immediate family member of the director, received more than one hundred thousand dollars ($100,000) per year in direct compensation from Ambac (not including directors’ fees and pension or other forms of deferred compensation for prior service with Ambac); or

Employment by Ambac’s Independent Auditor

3.	the director was affiliated with or employed by Ambac’s independent auditor or an immediate family member was affiliated with or employed by Ambac’s independent auditor as a partner, principal, manager, or in any other professional capacity; or

Compensation Committee Interlock

4.	the director or an immediate family member was employed as an executive officer by a company where an executive officer of Ambac was on the Compensation Committee of that company’s board of directors.

Directors’ Fees

B.	The receipt by a director of director and committee fees, including regular benefits received by other directors, and pension or other forms of deferred compensation for prior service (provided that such compensation is not in any way contingent on continued service), from Ambac shall not be deemed to be a material relationship or transaction that would cause such director not to be independent.

Transactions and Other Business Relationships

Payments for Property or Services by a Director-Affiliated Entity

C.	A director will NOT be considered independent if such director is a current employee of, or has an immediate family member who is an executive officer of another company or tax-exempt organization that has made payments to, or received payments from, Ambac for property or services in an amount which, in any of the last three fiscal years of the other company, has exceeded the greater of one million dollars ($1,000,000) or two percent (2%) of such other company’s consolidated gross revenues.

D.	The following commercial relationships will NOT be considered to be material relationships that would impair a director’s independence:

Indebtedness

1.	a director or an immediate family member of a director of Ambac is an executive officer of another company or tax-exempt organization which is indebted to Ambac, or to which Ambac is indebted, and the total amount of either organization’s indebtedness to the other is less than the greater of one million dollars ($1,000,000) or one percent (1%) of the total consolidated assets of the organization for which he or she serves as an executive officer; or

Ordinary Course of Business Transactions

2.	a director or an immediate family member of a director is an executive officer of a company or other organization that has a business relationship with Ambac including, but not limited to underwriting financial guarantee insurance, trading in securities or derivatives and co-investment in financial transactions and the relationship is made or extended on terms and under circumstances that are substantially similar to those prevailing at the time with unrelated third parties; provided however, that Ambac’s gross fee revenues from such transactions (together with other payments for property or services in the applicable fiscal year, if any), do not exceed the threshold set forth in Paragraph C above.

Director Interests in Parties Transacting with Ambac

E.	A relationship arising solely from a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Ambac shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party.

Directors of Companies Transacting with Ambac

F.	A relationship arising solely from a director’s position as a director or advisory director of another company or tax-exempt organization that engages in a transaction with Ambac shall not be deemed a material relationship or transaction that would cause a director not to be independent.

Contributions to Tax-Exempt Organizations

G.	It will not be considered a material relationship that would impair a director’s independence if a director of Ambac, or a director’s spouse, serves as an executive officer of a tax-exempt organization, and Ambac’s discretionary charitable contributions to the organization, in the aggregate, are less than five percent (5%) or two hundred thousand dollars ($200,000), whichever is greater, of that organization’s latest, publicly available, gross revenues.

Extension of Credit

H.	Ambac will not make any personal loans or extensions of credit to directors or executive officers.

Other

I.	Any other relationship or transaction that is not covered by any of the standards listed above and in which the amount involved does not exceed $120,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent.

Disclosure of Material Circumstances

J.	To help maintain the independence of the Board, all directors are required to deal at arms length with Ambac and its subsidiaries and to disclose circumstances material to the director that might be perceived as a conflict of interest.

Definitions:

K.	For purposes of this policy:

1.	“Executive Officer” means an entity’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), and any vice-president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making function, or any other person who performs similar policy-making functions for the entity. In the case of any entity whose executive officers are subject to Section 16 of the Securities Exchange Act of 1934, those individuals (and only those individuals) whom the entity identifies as its executive officers for purposes of Section 16 shall be considered executive officers of the entity for purposes of these independence standards.

2.	“Immediate family members” of a director mean the director’s spouse, parents, children, step-parents, step-children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the directors’ home. When applying the look-back provisions of the standards, persons who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated shall not be considered.

ONE STATE STREET PLAZA, NEW YORK, NY 10004

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Georgeson Inc., Wall Street Station, P.O. Box 1102, New York, NY 10269-0667 so that your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

AMBAC FINANCIAL GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS ON MAY 8, 2007.

PROXY

The undersigned hereby appoints Gregg L. Bienstock and Anne Gill Kelly, and each of them, proxies, with power of substitution, to vote all shares of Common Stock of Ambac Financial Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, May 8, 2007 at 11:30 a.m., local time, at Ambac’s executive offices, One State Street Plaza, New York, New York, and at any adjournments of the Annual Meeting. The proxies have the authority to vote as directed on the reverse side of this card with the same effect as though the undersigned were present in person and voting. The proxies are further authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting and any adjournments of the Annual Meeting. The undersigned revokes all proxies previously given to vote at the Annual Meeting.

(Important - To be signed and dated on reverse side)

AMBAC FINANCIAL GROUP, INC. OFFERS STOCKHOLDERS OF RECORD

THREE WAYS TO VOTE YOUR PROXY

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING

INTERNET VOTING

VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-732-6583, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern Daylight Time on May 7, 2007.

Visit the Internet voting Web site at http://proxy.georgeson.com. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern Daylight Time on May 7, 2007.

Simply sign and date your proxy card and return it in the postage-paid envelope to Georgeson Inc., Wall Street Station, P.O. Box 1102, New York, NY 10269-0667. If you are voting by telephone or the Internet, please do not mail your proxy card.

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL

Please mark votes as in this example.

Please indicate below how you wish your shares to be voted. Unless you indicate otherwise, your proxy will vote “FOR” all of the Proposals on this card. We cannot vote your shares unless you sign, date and return this card.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL PROPOSALS.

1. Elect Eight Directors

Nominees:

FOR all nominees listed above. (Except as listed to the contrary below.)

WITHHOLD AUTHORITY to vote for all nominees listed above.

(1) Michael A. Callen

(2) Jill M. Considine

(3) Philip N. Duff

(4) Robert J. Genader

(5) W. Grant Gregory

(6) Thomas C. Theobald

(7) Laura S. Unger

(8) Henry D.G. Wallace

To withhold authority to vote for any individual nominee, write that nominee’s name(s) or number(s) below.

FOR AGAINST ABSTAIN

2. Ratify Selection of KPMG LLP as Independent Auditors for 2007.

Date: , 2007

Signature(s)

Signature(s)

IMPORTANT: Please sign EXACTLY as your name(s) appears on the left. Joint owners should each sign. If you are signing as an executor, administrator, trustee, guardian, attorney or corporate officer, please give your full title.